UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

SunPower Corporation

(Name of Registrant as Specified In Its Charter)

n/a

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF THE 2010 ANNUAL MEETING OF STOCKHOLDERS

TO ALL SUNPOWER STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of SunPower Corporation, a Delaware corporation, will be held on:

Date:	Tuesday, May 4, 2010

Time:	Noon Pacific Time

Place:	Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California 95134

Items of Business:	1.	The re-election of two directors to serve as Class II directors on our board of directors (the “Board”) for fiscal year 2010;
	2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010; and
	3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. On March 25, 2010 we began mailing to stockholders either a Notice of Internet Availability of Proxy Materials or this notice of the Annual Meeting, the proxy statement and the form of proxy.

All stockholders are cordially invited to attend the Annual Meeting in person. Only stockholders of record at the close of business on March 9, 2010 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Any registered stockholder in attendance at the Annual Meeting and entitled to vote may do so in person even if such stockholder returned a proxy.

San Jose, California	FOR THE BOARD OF DIRECTORS
March 25, 2010

Bruce R. Ledesma
Corporate Secretary

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE PROXY CARD AND MAIL IT PROMPTLY, OR YOU MAY VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. ANY ONE OF THESE METHODS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED TO THE COMPANY-PROVIDED PROXY CARD ENVELOPE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT FOR

2010 ANNUAL MEETING OF STOCKHOLDERS

i

ii

SUNPOWER CORPORATION

3939 North First Street

San Jose, California 95134

PROXY STATEMENT FOR

2010 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors (the “Board”) of SunPower Corporation, a Delaware corporation, is furnishing this proxy statement and proxy card to you in connection with its solicitation of proxies to be used at SunPower Corporation’s Annual Meeting of Stockholders to be held on May 4, 2010 at noon Pacific Time at Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California, or at any adjournment(s), continuation(s) or postponement(s) of the meeting (the “Annual Meeting”).

We use a number of abbreviations in this proxy statement. We refer to SunPower Corporation as “SunPower,” “the Company,” or “we,” “us” or “our.” The term “proxy solicitation materials” includes this proxy statement, the notice of the Annual Meeting, and the proxy card. References to “fiscal 2009” mean our 2009 fiscal year, which began on December 29, 2008 and ended on January 3, 2010.

Our principal executive offices are located at 3939 North First Street, San Jose, California 95134, and our telephone number is (408) 240-5500.

Important Notice Regarding the Availability of Proxy Materials

We have elected to comply with the Securities and Exchange Commission (the “SEC”) “Notice and Access” rules, which allow us to make our proxy solicitation materials available to our stockholders over the Internet. Under these rules, on or about March 25, 2010, we started mailing to certain of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability contains instructions on how our stockholders can both access the proxy solicitation materials and our 2009 Annual Report for the fiscal year ended January 3, 2010 (“2009 Annual Report”) online and vote online. By sending the Notice of Internet Availability instead of paper copies of the proxy materials, we expect to lower the costs and reduce the environmental impact of our Annual Meeting.

Our proxy solicitation materials and our 2009 Annual Report are available at www.proxyvote.com.

Stockholders receiving the Notice of Internet Availability may request a paper or electronic copy of our proxy solicitation materials by following the instructions set forth on the Notice of Internet Availability. Stockholders who did not receive the Notice of Internet Availability will continue to receive a paper or electronic copy of our proxy solicitation materials, which were first mailed to stockholders and made public on or about March 25, 2010.

Delivery of Voting Materials

If you would like to further reduce our costs in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions provided for voting via www.proxyvote.com and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

To reduce the expenses of delivering duplicate materials to our stockholders, we are taking advantage of householding rules that permit us to deliver only one set of proxy solicitation materials, proxy card, and our 2009 Annual Report, or one copy of the Notice of Internet Availability, to stockholders who share the same address, unless otherwise requested. Each stockholder retains a separate right to vote on all matters presented at the Annual Meeting.

If you share an address with another stockholder and have received only one set of materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate materials or request that we only send one set of materials to you if you are receiving multiple copies by writing to us at SunPower

Corporation, 3939 North First Street, San Jose, California 95134, Attention: Corporate Secretary, or calling us at (408) 240-5500.

A copy of our Annual Report on Form 10-K has been furnished with this proxy statement to each stockholder. A stockholder may also request a copy of our Annual Report on Form 10-K by writing to our Corporate Secretary at 3939 North First Street, San Jose, California 95134. Upon receipt of such request, we will provide a copy of our Annual Report on Form 10-K without charge, including the financial statements required to be filed with the SEC pursuant to Rule 13a-1 of the Securities Exchange Act of 1934 (“Exchange Act”) for our fiscal year 2009. Our Annual Report on Form 10-K is also available on our website at http://investors.sunpowercorp.com/sec.cfm.

Record Date and Shares Outstanding

Stockholders who owned shares of our common stock, par value $0.001 per share, at the close of business on March 9, 2010, which we refer to as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, we had 55,366,110 shares of class A common stock outstanding and 42,033,287 shares of class B common stock outstanding. Our shares of common stock are divided into class A and class B shares as summarized in the table below. For more information about beneficial ownership of our issued and outstanding common stock, please see “Security Ownership of Management and Certain Beneficial Owners.”

Classes of Common Stock	Number of Shares Outstanding(#)	Ownership Percentage(%)
Class A—Non-Affiliates	34,593,405	35.5171
Class A—Affiliates	20,772,705	21.3273
Class B—Non-Affiliates	28,767,143	29.5352
Class B—Affiliates	13,266,144	13.6204
Total	97,399,397	100.0

Voting

Each holder of shares of class A common stock is entitled to one vote for each share of class A common stock held as of the Record Date, and each holder of shares of class B common stock is entitled to eight votes for each share of class B common stock held as of the Record Date. The class A common stock and class B common stock are voting as a single class on all matters described in this proxy statement. Cumulating votes is not permitted under our Bylaws.

Pursuant to our amended and restated certificate of incorporation, effective as December 1, 2008, a holder of more than 15% of our outstanding shares of class B common stock with respect to the election or removal of directors has discretion to vote only 15% of its outstanding shares of class B common stock, unless such holder of class B common stock also has an equivalent higher percentage ownership of our outstanding class A common stock. Absent such equivalent higher percentage, any shares of class B common stock in excess of 15% held by such holder shall be voted in the same proportion as other class B common stock held by unaffiliated third parties.

In addition, on August 12, 2008, we entered into a rights agreement with Computershare Trust Company, N.A., as rights agent. The rights agreement became effective on September 29, 2008. The rights agreement contains specific features designed to address the potential for an acquirer or significant investor to take advantage of our capital structure and unfairly discriminate between classes of our common stock. Specifically, the rights agreement is designed to address the inequities that could result if an investor, by acquiring 20% or more of the outstanding shares of class B common stock, were able to gain significant voting influence over our corporate affairs without making a correspondingly significant economic investment. The rights agreement, commonly referred to as a “poison pill,” could delay or discourage takeover attempts that stockholders may consider favorable.

Many of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than directly in their own name. As summarized below, there are distinctions between shares held of record and those beneficially owned.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company N.A., you are considered, with respect to those shares, the stockholder of record and these proxy solicitation materials are being furnished to you directly by us.

Beneficial Owner. If your shares are held in a stock brokerage account, or by a bank or other nominee (also known as shares registered in “street name”), you are considered the beneficial owner of such shares held in street name, and these proxy solicitation materials are being furnished to you by your broker, bank or other nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not automatically vote your shares in person at the Annual Meeting.

How To Vote. If you hold shares directly as a stockholder of record, you can vote in one of the following three ways, in addition to attending the Annual Meeting:

(1) Vote via the Internet at www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 3, 2010. Have your Notice of Internet Availability or proxy card in hand when you access the website and then follow the instructions.

(2) Vote by Telephone at 1-800-690-6903. Use a touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 3, 2010. Have your Notice of Internet Availability or proxy card in hand when you call and then follow the instructions. Toll free in the U.S. and Canada.

(3) Vote by Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided with any paper copy of the proxy statement, or return the proxy card to SunPower Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you hold shares beneficially in street name, you may submit your voting instructions in the manner prescribed by your broker, bank or other nominee by following the instructions provided by your broker, bank or other nominee. Shares registered in street name may be voted in person by you only if you obtain a signed proxy from the broker, bank or other nominee who holds your shares, giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Quorum. A quorum, which is the holders of at least a majority of our stock issued and outstanding and entitled to vote as of the Record Date, is required to be present in person or by proxy at the Annual Meeting in order to hold the Annual Meeting and to conduct business. Your shares will be counted as being present at the Annual Meeting if you appear in person at the Annual Meeting (and are the stockholder of record for your shares), if you vote your shares by telephone or over the Internet, or if you submit a properly executed proxy card. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Votes against a particular proposal will also be counted both to determine the presence or absence of a quorum and to determine whether the requisite number of voting shares has been obtained.

Votes Required for Proposal One. Election of a director requires the affirmative vote of the holders of a plurality of votes represented by the shares present in person or represented by proxy at a meeting at which a quorum is present. The two persons receiving the greatest number of votes at the Annual Meeting shall be elected as Class II directors.

Votes Required for Proposal Two. Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of our stock having voting power and present in person or represented by proxy at the Annual Meeting.

Treatment of Broker Non-Votes; Abstentions. With respect to Proposal One, election of a director requires the affirmative vote of the holders of a plurality of the shares present; so, the two persons receiving the greatest number of votes at the Annual Meeting will be elected as Class II directors. Since only affirmative votes count for this purpose, neither “broker non-votes” nor abstentions will affect the outcome of the voting on Proposal One. With respect to Proposal Two, “broker non-votes” have no effect, while abstentions would be counted as votes against the proposal. “Broker non-votes” and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, “broker non-votes” are not included in the tabulation of the voting results on any issues requiring the approval of the holders of a majority of our stock having voting power and present in person or represented by proxy at the Annual Meeting. Importantly, a recent amendment to an NYSE rule now expressly prohibits brokers holding shares in “street name” for their beneficial holder clients from voting in uncontested director elections on behalf of the clients without receiving specific voting instructions from those clients. Under NYSE rules, brokers will have discretion to vote only on Proposal Two (ratification of the appointment of independent auditors). Brokers cannot vote on Proposal One (the election of directors) without instructions from the beneficial owners. If you do not instruct your broker how to vote on the election of directors, your broker will not vote for you. Abstentions, however, are deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained, and they would be included in the tabulation of voting results as votes against the proposal. Therefore, including abstentions in the tabulation increases the required number of affirmative votes necessary to approve Proposal Two.

How Your Proxy Will Be Voted

If you complete and submit your proxy card or vote via the Internet or by telephone, the shares represented by your proxy will be voted at the Annual Meeting in accordance with your instructions. If you submit your proxy card by mail, but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted in favor of Proposals One and Two. In addition, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the Board. We have not received notice of any other matters that may properly be presented at the Annual Meeting.

Revoking Your Proxy

You may revoke your proxy at any time prior to the date of the Annual Meeting by: (1) submitting a later-dated vote in person at the Annual Meeting, via the Internet, by telephone or by mail; or (2) delivering instructions to us at 3939 North First Street, San Jose, California 95134 to the attention of our Corporate Secretary. Any notice of revocation sent to us must include the stockholder’s name and must be actually received by us prior to the Annual Meeting to be effective. Your attendance at the Annual Meeting after having executed and delivered a valid proxy card or vote via the Internet or by telephone will not in and of itself constitute a revocation of your proxy. If you intend to revoke your proxy by voting in person at the Annual Meeting, you will be required to give oral notice of your intention to do so to the Inspector of Elections at the Annual Meeting. If your shares are held in “street name,” you should follow the directions provided by your broker, bank or other nominee regarding how to revoke your proxy.

Solicitation of Proxies

We will pay for the cost of this proxy solicitation. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding or furnishing proxy solicitation materials to such beneficial owners. Proxies may also be solicited personally or by telephone, telegram, or facsimile by certain of our directors, officers, and regular employees, without additional compensation.

Voting Results

We will announce preliminary voting results at the Annual Meeting and publish final results pursuant to a Current Report on Form 8-K which we intend to file with the SEC within four business days following the Annual Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE PROXY CARD AND RETURN IT PROMPTLY, OR VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. BY RETURNING YOUR PROXY CARD OR VOTING BY PHONE OR INTERNET PROMPTLY, YOU CAN HELP US AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM IS PRESENT AT THE ANNUAL MEETING. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE A PRIOR PROXY VOTE AND VOTE THEIR SHARES IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL ONE

RE-ELECTION OF CLASS II DIRECTORS

Our Board is currently comprised of seven members and divided into three classes, in accordance with Article IV, Section B of our Restated Certificate of Incorporation. Only the terms of the two directors serving as Class II directors are scheduled to expire in 2010. The terms of other directors expire in subsequent years. The Board has considered and approved the nomination of W. Steve Albrecht and Betsy S. Atkins, our current Class II directors, for re-election as directors at the Annual Meeting. Both nominees have consented to being named in this proxy statement and to serve if re-elected. Unless otherwise directed, the proxy holders will vote the proxies received by them for the two nominees named below. If either nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The Class II directors elected will hold office until the annual meeting of stockholders in 2013 or until their successors are elected. The Class III group of directors consists of Thomas R. McDaniel, T.J. Rodgers and Thomas H. Werner, and they will hold office until the annual meeting of stockholders in 2011 or until their successors are elected. The Class I group of directors consists of Uwe-Ernst Bufe and Pat Wood III, and they will hold office until the annual meeting of stockholders in 2012 or until their successors are elected. Additional information, as of March 9, 2010, about the nominees for re-election and the other five directors is set forth below.

Class II Directors Nominated for Re-Election in at the Annual Meeting

Name	Class	Age	Position(s) with SunPower	Director Since
W. Steve Albrecht	II	63	Director	2005
Betsy S. Atkins	II	56	Director	2005

Mr. W. Steve Albrecht has served as Andersen Alumni Professor of Accounting at the Marriott School of Management at Brigham Young University, or BYU, since 1977, and as Associate Dean from 1997 through 2008. Mr. Albrecht, a certified public accountant, certified internal auditor, and certified fraud examiner, joined BYU in 1977 after teaching at Stanford University and the University of Illinois. Prior to becoming a professor, he worked as an accountant for Deloitte & Touche. Mr. Albrecht is the past president of the American Accounting Association and the Association of Certified Fraud Examiners. Mr. Albrecht currently serves on the board of directors of Cypress Semiconductor Corporation. He is currently a trustee of the Financial Accounting Foundation that oversees the Financial Accounting Standards Board (FASB) and the Governmental Accounting Standards Board (GASB).

Mr. Albrecht brings significant financial management and financial disclosure experience, as well as significant knowledge of the Company’s recent history and experiences to the Board. Mr. Albrecht’s experience is quite different from that of the Company’s other directors in that he does not have lengthy work experience in the industry served by the Company. Mr. Albrecht instead brings to the Board his extensive knowledge in the areas of accounting, strategy, financial reporting, and controls and experience as a leader of a large, well-respected academic institution. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Albrecht should serve as a director of the Company and Chairman of the Audit Committee.

Ms. Betsy S. Atkins has served as Chief Executive Officer of Baja Ventures, a technology, life sciences and renewable energy early stage venture capital fund, since 1994. She previously served as Chairperson and Chief Executive Officer of NCI, Inc., a neutraceutical functional food company, from 1991 through 1993. Ms. Atkins co-founded Ascend Communications, a manufacturer of communications equipment, in 1989, where she was also a member of the board of directors until its acquisition by Lucent Technologies, a telecommunications systems, software and products company, in 1999. Ms. Atkins currently serves on the board of directors of Polycom, Inc., Reynolds American, Inc. and Chico’s FAS, Inc. She served as a presidential appointee to the Pension Benefit Guaranty Corp. board of directors from 2001 to 2003. She is a faculty member of the National Association of Corporate Directors and a member of the British Telecom Advisory Board, the NASDAQ Exchange LLC board of directors, and the Council on Foreign Relations. Ms. Atkins is also a member of Florida International University’s College of Medicine Health Care Network Faculty Group Practice, Inc.

Ms. Atkins brings significant sales, marketing and corporate governance experience to the Board. Ms. Atkins’ experience, through nearly 25 years of executive officer service with companies in a high growth phase, gives her a unique perspective on the Company’s business. Ms. Atkins also brings to the Board extensive knowledge in the areas of executive compensation and corporate governance. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Ms. Atkins should serve as a director of the Company, Chairperson of the Compensation Committee and Lead Independent Director.

Class III Directors with Terms Expiring in 2011

Name	Class	Age	Position(s) with SunPower	Director Since
Thomas R. McDaniel	III	60	Director	2009
T.J. Rodgers	III	62	Chairman	2002
Thomas H. Werner	III	50	CEO and Director	2003

Mr. Thomas R. McDaniel was Executive Vice President, Chief Financial Officer and Treasurer of Edison International, a generator and distributor of electric power and investor in infrastructure and energy assets, before retiring in July 2008 after 37 years of service. Prior to January 2005, Mr. McDaniel was Chairman, Chief Executive Officer and President of Edison Mission Energy, a power generation business specializing in the development, acquisition, construction, management and operation of power production facilities. Mr. McDaniel was also Chief Executive Officer and a director of Edison Capital, a provider of capital and financial services supporting the growth of energy and infrastructure projects, products and services, both domestically and internationally. Mr. McDaniel is a director of SemGroup, L.P., a midstream energy service company. He is also a director of Cypress Envirosystems, a subsidiary of Cypress Semiconductor Corporation, which develops and markets energy efficiency products. Mr. McDaniel also serves on the Advisory Board of Coda Automotive, which is a manufacturer and distributor of all-electric cars and transportation battery systems. Mr. McDaniel currently serves on the board of directors of the Senior Care Action Network (SCAN) and SCAN Foundation. Through the McDaniel Family Foundation, he is also actively involved in a variety of charitable activities such as the Boys and Girls Club of Huntington Beach, the Adult Day Care Center and the Free Wheelchair Mission.

Mr. McDaniel brings significant operational and development experience to the Board. Mr. McDaniel’s recent appointment to the Board allows him to bring a new perspective, new ideas and new outlooks to the Board. Mr. McDaniel’s extensive experience growing and operating global electric power businesses is directly aligned with the Company’s efforts to expand the utility and power plant segment of the business. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. McDaniel should serve as a director of the Company. In addition, Mr. McDaniel’s prior experience as a Chief Financial Officer qualifies him as a financial expert, which he uses as an audit committee member to benefit the Company.

Mr. T.J. Rodgers is Chairman of our Board. Mr. Rodgers is a co-founder of Cypress Semiconductor Corporation, a semiconductor company and our former controlling stockholder, and has been the President and Chief Executive Officer of Cypress Semiconductor Corporation and a member of its board of directors since 1982. Mr. Rodgers also serves as a director of Bloom Energy (formerly Ion America) and Silicon Light Machines. Mr. Rodgers is also a member of the Board of Trustees at Dartmouth College.

Mr. Rodgers brings significant manufacturing and operational management experience to the Board. Mr. Rodgers has demonstrated strong leadership skills through his executive officer service with Cypress Semiconductor Corporation. Mr. Rodgers has a legacy relationship with the Company through his role at Cypress Semiconductor Corporation and therefore brings a unique perspective on our business strategy. He also has significant experience in large-scale technology manufacturing. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Rodgers should serve as a director of the Company and Chairman of the Board.

Mr. Thomas H. Werner has served as our Chief Executive Officer and a member of our Board since June 2003. Prior to joining SunPower, from 2001 to 2003, he held the position of Chief Executive Officer of Silicon Light Machines, Inc., an optical solutions subsidiary of Cypress Semiconductor Corporation. From 1998 to 2001, Mr. Werner was Vice President and General Manager of the Business Connectivity Group of 3Com Corp., a network solutions company. He has also held a number of executive management positions at Oak Industries, Inc. and General Electric Co., and currently serves as a board member of Cree, Inc., Silver Spring Network, and the Silicon Valley Leadership Group. Mr. Werner holds a bachelors degree in industrial engineering from the University of Wisconsin Madison, a bachelor’s degree in electrical engineering from Marquette University and a master’s degree in business administration from George Washington University.

Mr. Werner brings significant leadership and operational management experience to the Board. Mr. Werner provides the Board with valuable insight into management’s perspective with respect to the Company’s operations. Mr. Werner brings significant technical, operational and financial management experience to the Board. Mr. Werner has demonstrated strong executive leadership skills through nearly 20 years of executive officer service with various companies and brings the most comprehensive view of the Company’s operational history over the past few years. Mr. Werner also brings to the Board leadership experience through his service on the board of directors for two other organizations, which gives him the ability to compare the way in which management and the boards operate between the companies he serves. Based on the board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Werner should serve as a director of the Company.

Class I Directors with Terms Expiring in 2012

Name	Class	Age	Position(s) with SunPower	Director Since
Uwe-Ernst Bufe	I	65	Director	2008
Pat Wood III	I	47	Director	2005

Dr. Uwe-Ernst Bufe was Chief Executive Officer of Degussa and Degussa-Hüls AG, a specialty chemicals company which is now the Chemicals Business Area of Evonik Industries, until May 2000. Before joining the executive board of Degussa AG in 1987, he was executive vice president of its U.S. subsidiary. After the company’s merger with Hüls in 1998, he assumed the role of and Chief Executive Officer of Degussa-Hüls AG. Dr. Bufe joined UBS in 2001 and served as Vice Chairman of the UBS Investment Banking and Deputy Chairman of UBS Deutschland until March 2009. He is also a member of the Supervisory Board of Akzo Nobel N.V. (The Netherlands) and an independent, non-executive director of Umicore S.A. (Belgium) and was a member of the Supervisory Board of Directors of Kali + Salz AG (Germany) until August 2009 and Solvay S.A. (Belgium) until May 2009.

Dr. Bufe brings significant manufacturing and sales experience to the Board. Dr. Bufe brings extensive knowledge of practices in the European business community, which brings a unique perspective to our Board as it considers matters affecting our international operations. He also has prior manufacturing and factory experience, which brings a unique perspective to the Company’s manufacturing component. Based on the board’s identification of these qualifications, skills and experiences, the Board has concluded that Dr. Bufe should serve as a director of the Company.

Mr. Pat Wood III has served as a Principal of Wood3 Resources, an energy infrastructure developer, since July 2005. From 2001 to 2005 Mr. Wood served as the chairman of the Federal Energy Regulatory Commission. From 1995 to 2001, Mr. Wood chaired the Public Utility Commission of Texas. Mr. Wood has also been an attorney with Baker & Botts, a global law firm, and an associate project engineer with Arco Indonesia, an oil and gas company, in Jakarta. He currently serves as a board member of Quanta Services, Inc., Range Fuels, Xtreme Power Solutions, and TPI Composites.

Mr. Wood brings significant strategic and operational management experience to the Board. Mr. Wood has demonstrated strong leadership skills through nearly 10 years of regulatory leadership service. Mr. Wood brings a unique perspective and extensive knowledge to policy development at the government level, energy project development and the regulatory process. His legal background also provides the Board with a perspective on the legal implications of matters affecting our business. Based on the board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Wood should serve as a director of the Company and Chairman of the Nominating and Corporate Governance Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE PROPOSED NOMINEES.

BOARD STRUCTURE

Determination of Independence

It is our policy that a majority of our directors be independent. Our Board has determined that five of our seven directors, namely Mr. Albrecht, Ms. Atkins, Dr. Bufe, Mr. McDaniel, and Mr. Wood, each meet the standards for independence as defined by applicable listing standards of the Nasdaq Global Market and rules and regulations of the Securities Exchange Commission. Our Board has also determined that Mr. Werner, our Chief Executive Officer, and Mr. Rodgers, the Chief Executive Officer of our former controlling stockholder Cypress Semiconductor Corporation, are not “independent” as defined by applicable listing standards of the Nasdaq Global Market. There are no family relationships among any of our directors or executive officers.

Leadership Structure and Risk Oversight

The Board has determined that having a lead independent director assist the Chairman of the Board and Chief Executive Officer is in the best interest of shareholders at this time. In early 2010, Betsy S. Atkins was appointed to serve as the lead independent director for the Board. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. We believe that this leadership structure also is preferred by a significant number of the Company’s shareholders. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, in particular our Audit Committee, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Board Meetings

Our Board held four regular, quarterly meetings and 13 special meetings during fiscal year 2009. During fiscal year 2009, each director attended at least 75% of the aggregate number of meetings of the Board and its committees on which such director served. Our independent directors held three executive sessions during regular, quarterly meetings without management present during fiscal year 2009.

Board Committees

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our Board has established committees to ensure that we maintain strong corporate governance standards. Our Board has standing Audit, Compensation, and Nominating and Corporate Governance committees. The charters of our Board committees are available on our website at http://investors.sunpowercorp.com/documents.cfm. You may also request copies of our committee charters free of charge by writing to SunPower Corporation, 3939 North First Street, San Jose, California 95134, Attention: Corporate Secretary. Below is a summary of our committee structure and membership information.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
W. Steve Albrecht	Chair	—	—
Betsy S. Atkins	—	Chair	Member
Uwe-Ernst Bufe	—	Member	Member
Thomas R. McDaniel	Member	Member	—
T.J. Rodgers	—	—	—
Thomas H. Werner	—	—	—
Pat Wood III	Member	Member	Chair

Audit Committee

Our Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Each of the members of our Audit Committee is “independent” as that term is defined in Section 10A of the Exchange Act and as defined by applicable listing standards of the Nasdaq Global Market. Each member of the Audit Committee is financially literate and has the requisite financial sophistication as required by the applicable listing standards of the Nasdaq Global Market. In addition, the Board has determined that Messrs. Albrecht and McDaniel meet the criteria of an “audit committee financial expert” within the meaning of applicable SEC regulations due to his professional experience described above under “Proposal One—Election of Class II Directors.” The Audit Committee held 23 meetings during 2009.

The purpose of the Audit Committee, pursuant to its charter, is to:

•	provide oversight of our accounting and financial reporting processes and the audit of our financial statements and internal controls by our independent registered public accounting firm;

•

assist the Board in the oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s performance, qualifications and independence; and (4) the performance of our internal audit function;

•	oversee management’s identification, evaluation, and mitigation of major risks to the Company;

•	prepare an audit committee report as required by the SEC to be included in our annual proxy statement; and

•	provide to the Board such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board.

The Audit Committee also serves as the representative of the Board with respect to its oversight of the matters described in the “Audit Committee Report.” The Audit Committee has also established procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (2) the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. The Audit Committee promptly reviews such complaints and concerns.

In addition to its normal duties, during fiscal 2009 the Audit Committee conducted an independent investigation into certain accounting and financial reporting matters at our Philippines operations. We announced the commencement of this investigation on November 16, 2009 and its conclusion and results on March 18, 2009.

Compensation Committee

Each of the members of the Compensation Committee is “independent” as defined by applicable listing standards of the Nasdaq Global Market. The Compensation Committee held 11 meetings during 2009.

The Compensation Committee, pursuant to its charter, assists the Board in discharging its duties with respect to:

•	the formulation, implementation, review, and modification of the compensation of our directors and executive officers;

•

the preparation of an annual report of the Compensation Committee for inclusion in our annual proxy statement or Annual Report on Form 10-K, in accordance with applicable rules of the SEC and applicable listing standards of the Nasdaq Global Market;

•	reviewing and discussing the Compensation Discussion and Analysis, set forth in our annual proxy statement, with management; and

•	the administration of our stock plans, including the Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan.

In certain instances, the Compensation Committee has delegated limited authority to Mr. Werner, in his capacity as a Board member, with respect to compensation and equity awards for employees other than our executive officers. For more information on our processes and procedures for the consideration and determination of executive and director compensation, see “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was at any time during fiscal 2009 one of our officers or employees, or is one of our former officers or employees. No member of our Compensation Committee had any relationship requiring disclosure under Item 404 and Item 407(e)(4) of Regulation S-K. Additionally, during 2009, none of our executive officers or directors was a member of the board of directors, or any committee of the board of directors, or of any other entity such that the relationship would be construed to constitute a committee interlock within the meaning of the rules and regulations of the SEC.

Nominating and Corporate Governance Committee

Each of the members of the Nominating and Corporate Governance Committee is “independent” as defined by applicable listing standards of the Nasdaq Global Market. The Nominating and Corporate Governance Committee held 4 meetings during 2009.

The Nominating and Corporate Governance Committee, pursuant to its charter, assists the Board in discharging its responsibilities with respect to:

•	the identification of individuals qualified to become directors and the selection or recommendation of candidates for all directorships to be filled by the Board or by the stockholders; and

•	the development, maintenance and recommendation of a set of corporate governance principles applicable to us, and for periodically reviewing such principles.

The Nominating and Governance Committee also considers diversity in identifying nominees for directors. In particular, the Nominating and Governance Committee believes that the members of the Board should encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. In addition, the Nominating and Governance Committee has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company.

The Nominating and Governance Committee believes the Board should be comprised of persons with skills in areas such as:

•	relevant industries, especially solar products and services;

•	technology manufacturing;

•	sales and marketing;

•	leadership of large, complex organizations;

•	finance and accounting;

•	corporate governance and compliance;

•	strategic planning;

•	international business activities; and

•	human capital and compensation.

CORPORATE GOVERNANCE

Stockholder Communications with Board of Directors

We provide a process by which stockholders may send communications to our Board, any committee of the Board, our non-management directors or any particular director. Stockholders can contact our non-management directors by sending such communications to the chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, SunPower Corporation, 3939 North First Street, San Jose, California 95134. Stockholders wishing to communicate with a particular Board member, a particular Board committee or the Board as a whole, may send a written communication to our Corporate Secretary, SunPower Corporation, 3939 North First Street, San Jose, California 95134. The Corporate Secretary will forward such communication to the full Board, to the appropriate committee or to any individual director or directors to whom the communication is addressed, unless the communication is unduly hostile, threatening, illegal, or harassing, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Directors’ Attendance at Our Annual Meetings

Although we do not have a formal policy that mandates the attendance of our directors at our annual stockholder meetings, our directors are encouraged to attend. Six of our seven directors are expected to attend the 2010 Annual Meeting, and all of our directors attended our 2009 Annual Meeting.

Submission of Stockholder Proposal for the 2011 Annual Meeting

As a SunPower stockholder, you may submit a proposal, including director nominations, for consideration at future annual meetings of stockholders.

Stockholder Proposals. For stockholder proposals to be considered for inclusion in our 2011 proxy statement, the written proposal must be received by our Corporate Secretary, at our corporate offices at 3939 North First Street, San Jose, California 95134, no earlier than January 3, 2011 and no later than February 2, 2011. We have discretionary power, but are not obligated, to consider stockholder proposals submitted after February 2, 2011. If the date of the 2011 annual meeting is moved more than 25 days before or after the anniversary date of the 2010 Annual Meeting, the deadline for inclusion of proposals in our proxy statement will instead be the tenth business day following notice of the date of the 2011 annual meeting of stockholders. Such proposals will also need to comply with SEC regulations, such as Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in any company-sponsored proxy material.

Nomination of Director Candidates. Our Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. Such nominations should be directed to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, SunPower Corporation, 3939 North First Street, San Jose, California 95134. In addition, the stockholder must give notice of a nomination to our Corporate Secretary, and such notice must be received within the time period described above under “Stockholder Proposals.” Any such proposal must include the following:

•	the name, age, business address, residence address and record address of such nominee;

•	the principal occupation or employment of such nominee;

•	the class or series and number of shares of our stock owned beneficially or of record by such nominee;

•	any information relating to the nominee that would be required to be disclosed in our proxy statement;

•	the nominee holder for, and number of, shares owned beneficially but not of record by such person;

•

whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options or borrowed or loaned shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of our stock;

•

to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director on the date of such stockholder’s notice;

•

a description of all arrangements or understandings between or among such persons pursuant to which the nomination(s) are to be made by the stockholder and any relationship between or among the stockholder giving notice and any person acting in concert, directly or indirectly, with such stockholder and any person controlling, controlled by or under common control with such stockholder, on the one hand, and each proposed nominee, on the other hand; and

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice.

If a director nomination is made pursuant to the process set forth above, the Nominating and Corporate Governance Committee will apply the same criteria in evaluating the nominee as it would any other board nominee candidate, and will recommend to the Board whether or not the stockholder nominee should be included as a candidate for election in our proxy statement. The nominee and nominating stockholder should be willing to provide any information reasonably requested by the Nominating and Corporate Governance Committee in connection with its evaluation. The Board shall make the final determination whether or not a nominee will be included in the proxy statement and on the proxy card for election.

Once either a search firm selected by the Nominating and Corporate Governance Committee or a stockholder has provided our Nominating and Corporate Governance Committee with the identity of a prospective candidate, the Nominating and Corporate Governance Committee communicates the identity and known background and experience of the candidate to the Board. If warranted by a polling of the Board, members of our Nominating and Corporate Governance Committee and/or other members of our senior management may interview the candidate. If the Nominating and Governance Committee reacts favorably to a candidate, the candidate is next invited to interview with the members of the Board who are not on the Nominating and Governance Committee. The Nominating and Governance Committee then makes a final determination whether to recommend the candidate to the Board for directorship. The Nominating and Governance Committee currently has not set specific, minimum qualifications or criteria for nominees that it proposes for Board membership, but evaluates the entirety of each candidate’s credentials. The Nominating and Governance Committee believes, however, that we will be best served if our directors bring to the Board a variety of diverse experience and backgrounds and, among other things, demonstrated integrity, executive leadership and financial, marketing or business knowledge and experience.

Related Persons Transactions Policy and Procedures

It is our general policy to conduct our business activities and transactions with the highest level of integrity and ethical standards and in accordance with all applicable laws. In addition, it is our policy to avoid situations that create an actual or potential conflict between our interests and the personal interests of our officers and directors. Such principles are described in our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics is applicable to our directors, officers, and employees (including our principal executive officer, principal financial officer and principal accounting officer) and is designed to promote compliance with the laws applicable to our business, accounting standards, and proper and ethical business methods and practices. Our Code of Business Conduct and Ethics is available on our website at http://investors.sunpowercorp.com/governance.cfm under the link for “Code of Conduct.” You may also request a copy by writing to us at SunPower Corporation, 3939 North First Street, San Jose, California 95134, Attention: Corporate Secretary. If we amend or grant a waiver applicable to our principal executive officer, principal financial officer or principal accounting officer, we will post a copy of such amendment or waiver on our website.

Under the corporate governance principles adopted by the Nominating and Corporate Governance Committee, that committee is responsible for considering questions of possible conflicts of interest of officers and directors. In addition, related party transactions must be approved by the Audit Committee in compliance with the rules of the Nasdaq Global Market and our Code of Business Conduct and Ethics. A related party transaction will only be approved if the Audit Committee determines that it is in the best interests of SunPower. If a director is involved in the transaction, he or she will be recused from all voting and approval processes in connection with the transaction.

Certain Relationships and Related Persons Transactions

Other than the compensation agreements and other arrangements described herein, and the transactions with Cypress Semiconductor Corporation described below, since the start of our last fiscal year on December 29, 2008, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeded or will exceed $120,000; and

•

in which any current director, director nominee, executive officer, beneficial owner of more than 5% of any class of our common stock, or any immediate family member of such persons had or will have a direct or indirect material interest.

Arrangements with Cypress Semiconductor Corporation

Until September 29, 2008, Cypress Semiconductor Corporation held all of the outstanding shares of class B common stock, which represented a controlling interest in our combined class A and class B common stock. However, after the close of trading on September 29, 2008, Cypress distributed all of its shares of our class B common stock to its stockholders of record as of September 17, 2008. Two of the seven members of our Board of Directors have a relationship with Cypress. Mr. T.J. Rodgers, Chairman of our Board of Directors, is also the co-founder, board member, President and Chief Executive Officer of Cypress. In addition, Mr. W. Steve Albrecht currently serves on our board of directors and the board of directors of Cypress. For more information about beneficial ownership of our issued and outstanding common stock, please see “Security Ownership of Management and Certain Beneficial Owners” below. In 2005, we entered into a series of related agreements with Cypress, then our parent company, in connection with our initial public offering and separation from Cypress. Many of the agreements have since expired. The principal agreements, under which we paid more than $120,000 to Cypress during fiscal 2009, include the lease agreement for our headquarters facility, the indemnification and insurance matters agreement and the tax sharing agreement. These principal agreements are summarized below.

Leased Headquarters Facility in San Jose, California. In May 2006, we entered into a lease agreement for our approximately 44,000 square foot headquarters, which is located in a building owned by Cypress in San Jose, California, for $6.0 million over the five-year term of the lease expiring in April 2011. In October 2008, we amended the lease agreement, increasing the rentable square footage and the total lease obligations to approximately 60,000 and $7.6 million, respectively, over the five-year term of the lease. In the event Cypress decides to sell the building, we have the right of first refusal to purchase the building at a fair market price which will be based on comparable sales in the area. Rent expense paid to Cypress for this facility was $1.7 million, $1.5 million and $1.3 million in fiscal 2009, 2008 and 2007, respectively.

Indemnification and Insurance Matters Agreement. We indemnify Cypress and its affiliates, agents, successors and assigns from all liabilities arising from environmental conditions: existing on, under, about or in the vicinity of any of our facilities, or arising out of operations occurring at any of the our facilities, including our California facilities, whether prior to or after Cypress’s spin-off of our class B common stock held by Cypress; existing on, under, about or in the vicinity of the Philippines facility which we occupy, or arising out of operations occurring at such facility, whether prior to or after the separation, to the extent that those liabilities were caused by us; arising out of hazardous materials found on, under or about any landfill, waste, storage, transfer or recycling site and resulting from hazardous materials stored, treated, recycled, disposed or otherwise handled by any of our operations or our California and Philippines facilities prior to the separation; and arising out of the construction activity conducted by or on behalf of us at Cypress’s Texas facility.

The indemnification and insurance matters agreement also contains provisions governing the our insurance coverage, which was under the Cypress insurance policies. As of September 29, 2008, we obtained our own separate policies for the coverage previously provided under the indemnification and insurance matters agreement.

Tax Sharing Agreement. On October 6, 2005, while a wholly-owned subsidiary of Cypress, we entered into a tax sharing agreement with Cypress providing for each of the party’s obligations concerning various tax liabilities. The tax sharing agreement is structured such that Cypress would pay all federal, state, local and foreign taxes that are calculated on a consolidated or combined basis while we were a member of Cypress’s consolidated or combined group for federal, state, local and foreign tax purposes. Our portion of tax liabilities or benefits was determined based upon its separate return tax liability as defined under the tax sharing agreement. These tax liabilities or benefits were based on a pro forma calculation as if we were filing a separate income tax return in each jurisdiction, rather than on a combined or consolidated basis, subject to adjustments as set forth in the tax sharing agreement. The tax sharing agreement was later amended in September 2008 (the “Amended Tax Sharing Agreement”).

On June 6, 2006, we ceased to be a member of Cypress’s consolidated group for federal income tax purposes and certain state income tax purposes. On September 29, 2008, we ceased to be a member of Cypress’s combined group for all state income tax purposes. To the extent that we become entitled to utilize our separate tax returns portions of any tax credit or loss carryforwards existing as of such date, we will distribute to Cypress the tax effect, estimated to be 40% for federal and state income tax purposes, of the amount of such tax loss carryforwards so utilized, and the amount of any credit carryforwards so utilized. We will distribute these amounts to Cypress in cash or in our shares, at Cypress’s option. As of January 3, 2010, we had approximately $27.6 million of California net operating loss carryforwards, $2.6 million of federal credit carryforwards and $1.4 of California credit carryforwards, meaning that such potential future payments to Cypress, which would be made over a period of several years, would therefore aggregate approximately $6.5 million. These amounts do not reflect potential adjustments for the effect of the restatement of our consolidated financial statements. In fiscal 2009, we paid $16.5 million in cash to Cypress, of which $15.1 million represents the federal component and $1.4 million represents the state component.

We will continue to be jointly and severally liable for any tax liability during all periods in which we are deemed to be a member of the Cypress consolidated or combined group. Accordingly, although the tax sharing agreement allocates tax liabilities between Cypress and all its consolidated subsidiaries, for any period in which we were included in Cypress’s consolidated or combined group, we could be liable in the event that any federal or state tax liability was incurred, but not discharged, by any other member of the group.

We will continue to be jointly and severally liable to Cypress until the statute of limitations runs or all appeal options are exercised for all years where we joined in the filing of tax returns with Cypress. If Cypress experiences adjustments to their tax liability pursuant to tax examinations, we may incur an incremental liability.

We would also be liable to Cypress for taxes that might arise from the distribution by Cypress of our class B common stock to Cypress shareholders on September 29, 2008 (see Note 1 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2010). As a consequence, in connection with Cypress’ spin-off of our class B common stock, we entered into an Amendment No. 1 to Tax Sharing Agreement (“Amended Tax Sharing Agreement”) with Cypress on August 12, 2008, to address certain transactions that may affect the tax treatment of the spin-off and certain other matters.

Subject to certain caveats, Cypress obtained a ruling from the Internal Revenue Service (“IRS”) to the effect that the distribution by Cypress of our class B common stock to Cypress stockholders qualified as a tax-free distribution under Section 355 of the Internal Revenue Code (“Code”). Despite such ruling, the distribution may nonetheless be taxable to Cypress under Section 355(e) of the Code if 50% or more of our voting power or economic value was or is later acquired as part of a plan or series of related transactions that included the distribution of our stock. The tax sharing agreement required us to indemnify Cypress for any liability incurred as a result of issuances or dispositions of our stock after the distribution, other than liability attributable to certain dispositions of the our stock by Cypress, that cause Cypress’s distribution of shares of our stock to its stockholders to be taxable to Cypress under Section 355(e) of the Code.

In addition, under the Amended Tax Sharing Agreement, we are required to provide notice to Cypress of certain transactions that could give rise to our indemnification obligation relating to taxes resulting from the application of Section 355(e) of the Code or similar provisions of other applicable law to the spin-off as a result of one or more acquisitions, as described in the agreement. An acquisition for these purposes includes any acquisition attributable to a conversion of any or all of our class B common stock to class A common stock or any similar recapitalization transaction or series of related transactions (a “Recapitalization”). We are not required to indemnify Cypress for any taxes which would result solely from issuances and dispositions of our stock prior to the spin-off and any acquisition of our stock by Cypress after the spin-off.

Under the Amended Tax Sharing Agreement, the Company also agreed that, for a period of 25 months following the spin-off, it will not affect a Recapitalization or enter into or facilitate any other transaction resulting in an acquisition, as described in the agreement, of the Company’s stock without first obtaining the written consent of Cypress. As further detailed in the agreement, the Company is not required to obtain Cypress’s consent unless such transactions would involve the acquisition for purposes of Section 355(e) of the Code after August 4, 2008 of more than 25% of our outstanding shares of common stock. In addition, the requirement to obtain Cypress’s consent does not apply to certain qualifying acquisitions of our stock, as defined in the agreement.

We also agreed that we will not (i) effect a Recapitalization during the 36 month period following the spin-off without first obtaining a tax opinion to the effect that such Recapitalization, either alone or when taken together with any other transaction or transactions, will not cause the spin-off to become taxable under Section 355(e), or (ii) seek any private ruling, including any supplemental private ruling, from the IRS with regard to the spin-off, or any transaction having any bearing on the tax treatment of the spin-off, without the prior written consent of Cypress.

In January 2010, Cypress was notified by the IRS that it intends to examine Cypress’s corporate income tax filings for the tax years ended in 2006, 2007 and 2008. We were included as part of Cypress’s federal consolidated group in 2006 and part of 2007. If the IRS makes redeterminations of tax liability, we may be obligated to make a material indemnification payment to Cypress pursuant to the terms of the Tax Sharing Agreement. Because Cypress controls these audit proceedings, it is not possible to predict our potential liability to Cypress under the Tax Sharing Agreement. If the IRS assesses taxes above our current reserve position, a charge to earnings may result. We currently believe that the existing tax reserves are sufficient to cover any audit exposure.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors serves as the representative of the Board of Directors with respect to its oversight of:

•	our accounting and financial reporting processes and the audit of our financial statements;

•	the integrity of our financial statements;

•	our internal controls;

•	our compliance with legal and regulatory requirements and efficacy of and compliance with our corporate policies;

•	the independent registered public accounting firm’s appointment, qualifications and independence; and

•	the performance of our internal audit function.

The Audit Committee also reviews the performance of our independent registered public accounting firm, PricewaterhouseCoopers LLP, in the annual audit of financial statements and in assignments unrelated to the audit, and reviews the independent registered public accounting firm’s fees.

The Audit Committee provides the Board such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board. The Audit Committee reviews our financial disclosures, and meets privately, outside the presence of our management, with our independent registered public accounting firm. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in our Annual Report on Form 10-K for our fiscal year ended January 3, 2010 with management, including a discussion of the quality and substance of the accounting principles, the reasonableness of significant judgments made in connection with the audited financial statements, and the clarity of disclosures in the financial statements. The Audit Committee reports on these meetings to our Board of Directors.

Our management has primary responsibility for preparing our financial statements and for our financial reporting process. In addition, our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion on the conformity of our financial statements to generally accepted accounting principles, and on the effectiveness of our internal control over financial reporting.

The Audit Committee reports as follows:

(1) The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2009 with our management.

(2) The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T).

(3) The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board, and has discussed with PricewaterhouseCoopers LLP its independence, including whether PricewaterhouseCoopers LLP’s provision of non-audit services to us is compatible with its independence.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee (or its Chair pursuant to delegated authority) of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that fiscal year, the Audit Committee (or its Chair pursuant to delegated authority) must approve the specific service before the independent registered public accounting firm is engaged to perform such services for us.

Based on the review and discussion referred to in items (1) through (3) above, the Audit Committee recommended to our Board of Directors, and the Board approved, the inclusion of our audited financial statements in our Annual Report on

Form 10-K for the fiscal year ended January 3, 2010, as filed with the SEC. The Audit Committee also recommended the reappointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

W. Steve Albrecht, Chair
Thomas R. McDaniel
Pat Wood III

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation we paid to our non-employee directors in fiscal 2009.

2009 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
W. Steve Albrecht	55,043	176,671	231,714
Betsy S. Atkins	55,043	176,671	231,714
Uwe-Ernst Bufe	45,037	197,202	242,239
Thomas R. McDaniel	42,537	439,742	482,279
T.J. Rodgers	4	285,082	285,086
Pat Wood III	55,043	176,671	231,714

(1)	The amounts reported in this column represent the aggregate cash retainers and payments for fractional shares received by the non-employee directors for 2009, but do not include amounts reimbursed to the non-employee directors for expenses incurred in attending Board and committee meetings. The amount set forth in this column for Mr. Rodgers reflects payments in respect of fractional shares. He received no cash retainers or other payments in respect of his service as a director.
(2)	The amounts reported in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (or FASB) ASC Topic 718 for restricted stock units granted to our non-employee directors in 2009, as further described below. Each non-employee director received the following grants of restricted stock units on the following dates with the following grant date fair values (some numbers may not foot due to rounding on an award-by-award basis):

Non-Employee Director	Grant Date	Restricted Stock Units (#)	Grant Date Fair Value ($)
W. Albrecht	05/11/2009 08/11/2009 11/11/2009	4,000 992 1,197	110,760 29,869 36,042
B. Atkins	05/11/2009 08/11/2009 11/11/2009	4,000 992 1,197	110,760 29,869 36,042
U. Bufe	05/11/2009 08/05/2009 08/11/2009 11/11/2009	4,000 1,000 826 1,014	110,760 31,040 24,871 30,532
T. McDaniel	02/16/2009 08/05/2009 08/11/2009 11/11/2009	6,600 3,000 1,826 2,014	231,000 93,120 54,981 60,642
T. Rodgers	05/11/2009 08/11/2009 11/11/2009	8,000 906 1,205	221,520 27,280 36,283
P. Wood, III	05/11/2009 08/11/2009 11/11/2009	4,000 992 1,197	110,760 29,869 36,042

(3)	As of January 3, 2010, the following non-employee directors held the following restricted stock units: Mr. Albrecht, 2,000; Ms. Atkins, 2,000; Dr. Bufe, 7,280; Mr. McDaniel, 6,600; Mr. Rodgers, 4,000; and Mr. Wood, 2,000. As of January 3, 2010, the following non-employee directors also held options for the following number of shares: Mr. Albrecht, 33,000; Ms. Atkins, 14,198; Dr. Bufe, 0; Mr. McDaniel, 0; Mr. Rodgers, 0; and Mr. Wood, 48,000.

Old Director Compensation Program

During fiscal 2009, we modified our director compensation program for the end of fiscal 2009 and subsequent periods, as further described below. For the first two quarters of fiscal 2009, however, we paid each of our non-employee directors an annual retainer equal to $25,000. Additionally, for the first two quarters of fiscal 2009 we also paid each non-employee director an annual retainer equal to $5,000 for each committee on which he or she served, unless he or she served as chair of the committee, in which case we paid the committee chair an additional annual retainer equal to $15,000 for each committee on which he or she served as chair. We also reimbursed non-employee directors for expenses incurred in attending Board and committee meetings.

At the beginning of fiscal 2009, our director compensation program also consisted of a separate equity awards component provided for under the terms of our Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan, or 2005 equity plan. Under the terms of the 2005 equity plan, we automatically awarded 6,600 restricted stock units to each director upon his or her joining the Board and 10,000 restricted stock units to a director first appointed to serve as Chairman of the Board, with such awards vesting ratably over a five-year period from the date of grant for the new director awards and ratably over a five-year period from the date of grant for the new Chairman of the Board award. In early fiscal 2009, Mr. McDaniel received a grant of 6,600 restricted stock units upon his joining the Board under this program. In addition, under the terms of the 2005 equity plan, on the first business day after each annual meeting of stockholders, we awarded 4,000 restricted stock units to each director other than the Chairman of the Board and 10,000 restricted stock units to the Chairman of the Board, if the director had served for at least six months prior to the annual meeting. Such awards vested quarterly over a one-year period from the date of grant.

In March 2009, the Compensation Committee reviewed director compensation under the existing provisions of our 2005 equity plan, in light of current market conditions and the appropriate role of a Chairman of the Board of Directors. The Compensation Committee determined that the automatic grants to the Chairman should be reduced from 10,000 to 8,000 restricted stock units upon first appointment to the role and following each annual meeting of stockholders. Based on the Compensation Committee’s recommendation, the Board of Directors approved the proposed amendment, and the reduced award amount went into effective as of the 2009 Annual Meeting of Stockholders. During fiscal 2009, Ms. Atkins, Dr. Bufe and Messrs. Albrecht and Wood each received an award of 4,000 restricted stock units, and Mr. Rodgers received an award of 8,000 restricted stock units, under this program.

In August 2009, the Compensation Committee also reviewed compensation for the recently formed Strategy Committee of the Board of Directors. As a result of this review, the Compensation Committee granted Mr. McDaniel 3,000 immediately-vested restricted stock units for his service as Chairman of the Strategy Committee, and granted Dr. Bufe 1,000 immediately-vested restricted stock units for his service as a member of the Strategy Committee.

Retroactively applied to begin for the third quarter of fiscal 2009, however, we replaced our director equity and cash compensation program, and instead compensated our non-employee directors as described below under “New Director Compensation Program.”

New Director Compensation Program

Beginning with the third quarter of fiscal 2009, we modified the compensation program for each of our non-employee directors by eliminating the separate equity awards component of our director compensation program and deciding to pay each of our non-employee directors as follows:

•	an annual fee of $275,000 ($68,750 quarterly) for service on our Board (other than as Chairman of the Board);

•	an additional annual fee of $25,000 ($6,250 quarterly) for service as the chair of a Board committee (other than the Chairman of the Board); and

•	an annual fee of $350,000 ($87,500 quarterly) to our Chairman of the Board for service on our Board and on Board committees.

These annual fees are prorated on a quarterly basis for any director that joins the Board during the year. These fees are also paid on a quarterly basis 20% in cash on or about the date of the Board meeting in the second month of each quarter and 80% in the form of fully-vested restricted stock units on the 11th day in the second month of each quarter (or on the next trading day if such day is not a trading day). All of the fees paid to the Chairman of the Board, however, are paid in the form of restricted stock units. The restricted stock units are settled in shares of our common stock within seven days of the date of grant.

Ms. Atkins, Dr. Bufe and Messrs. Albrecht and Wood each received the standard fees for their service on the Board during fiscal 2009. Mr. McDaniel received a pro rata portion of the standard fees for fiscal 2009 because he joined the Board in February 2009 and Mr. Rodgers did not receive any cash compensation for his services on our Board of Directors (except for a minimal payment for fractional shares).

EXECUTIVE OFFICERS

Certain information, as of March 9, 2010, regarding each of our executive officers is set forth below.

Name	Age	Position
Thomas H. Werner	50	Chief Executive Officer
Dennis V. Arriola	49	Senior Vice President and Chief Financial Officer
Marty T. Neese	47	Chief Operating Officer
Douglas J. Richards	51	Vice President, Human Resources & Corporate Services
Richard M. Swanson	64	President and Chief Technical Officer, SunPower Corporation
Howard J. Wenger	50	President, Utility & Power Plants
Jim Pape	49	President, Residential & Commercial
Bruce R. Ledesma	42	General Counsel and Corporate Secretary

Mr. Thomas H. Werner has served as our Chief Executive Officer and a member of our Board since June 2003. Prior to joining SunPower, from 2001 to 2003, he held the position of Chief Executive Officer of Silicon Light Machines, Inc., an optical solutions subsidiary of Cypress Semiconductor Corporation. From 1998 to 2001, Mr. Werner was Vice President and General Manager of the Business Connectivity Group of 3Com Corp., a network solutions company. He has also held a number of executive management positions at Oak Industries, Inc. and General Electric Co., and currently serves as a board member of Cree, Inc., Silver Spring Network, and the Silicon Valley Leadership Group. Mr. Werner holds a bachelors degree in industrial engineering from the University of Wisconsin Madison, a bachelor’s degree in electrical engineering from Marquette University and a master’s degree in business administration from George Washington University.

Mr. Dennis V. Arriola has served as our Senior Vice President and Chief Financial Officer since November 2008. From 2006 to November 2008, Mr. Arriola served as Senior Vice President and Chief Financial Officer of San Diego Gas & Electric and Southern California Gas Company, Sempra Energy’s California regulated utilities. From 2001 to 2006, Mr. Arriola served as Vice President of Communications and Investor Relations for Sempra Energy. From 1998 to 2001, he was Sempra’s Regional President and General Manager, South American Operations. From 1994 to 1998, he was Vice President and Treasurer for Pacific Enterprises/Southern California Gas Company. Mr. Arriola formerly served as a trustee for the Tomás Rivera Policy Institute in Los Angeles, and also as a member of the board of directors of the San Diego Symphony.

Mr. Marty T. Neese has served as our Chief Operating Officer since June 2008. From October 2007 to June 2008, Mr. Neese served as Executive Vice President, Worldwide Operations of Flextronics International Ltd., a manufacturing services company. From September 2004 to October 2007, Mr. Neese served in a variety of senior management positions at Solectron Corporation, a manufacturing services company, most recently as its Executive Vice President, Worldwide Operations. From September 2000 to September 2004, Mr. Neese served in various management roles, most recently as Vice President, Program Management and Sales Operations of Sanmina-SCI, an EMS provider of end-to-end manufacturing solutions.

Mr. Douglas J. Richards has served as our Vice President, Human Resources and Corporate Services since September 2007. From 2006 to 2007, Mr. Richards was Vice President of Human Resources and Administration for SelectBuild, a construction services company and a wholly-owned subsidiary of BMHC, and from 2000 to 2006, Mr. Richards was Senior Vice President of Human Resources and Administration for BlueArc, a provider of high performance unified network storage systems to enterprise markets.

Dr. Richard M. Swanson co-founded SunPower Corporation in 1985. He has served as our President and Chief Technical Officer since 2003. Prior to his current position, Dr. Swanson served as our Chief Executive Officer and President from 1991 to 2003 and our Vice President and Director of Technology from 1990 to 1991. From 1976 to 1991, Dr. Swanson served as a professor of electrical engineering at Stanford University.

Mr. Howard J. Wenger has served as our President, Utility and Power Plants since January 2010, prior to which he served as our President, Global Business Units since August 2008. He served as our Senior Vice President, Global Business Units from February 2008 to August 2008, and as our Vice President, Global Business Units from January 2007 to February 2008. From 2003 to 2007, Mr. Wenger served as Executive Vice President and a member of the board of directors of PowerLight Corporation, a solar system integration company that we acquired in January 2007 and renamed SunPower Corporation, Systems in June 2007. From 2000 to 2003, he was Vice President, North American Business of AstroPower Inc., a solar power manufacturer and system provider. From 1998 to 2000 Mr. Wenger was the Director, Grid-Connected Business, for AstroPower. From 1993 to 1998 Mr. Wenger worked for the Pacific Gas & Electric Company, a utility company in northern California, in both research and strategic planning, and from 1989 to 1993 Mr. Wenger co-founded and managed Pacific Energy Group, a solar power consulting firm.

Mr. Jim Pape has served as our President, Residential and Commercial since January 2010. From 2008 to 2010, Mr. Pape served as Vice President and General Manager of Ingersoll Rand’s North America HVACR division. From 2004 to 2008, Mr. Pape served as Vice President and General Manager for North America at Trane Commercial Systems, where he was responsible for growing the company’s commercial business for both Trane and Hussmann Refrigeration, and their respective P&L activities. Mr. Pape also held executive positions at Johnson Controls and Bearing Inspection.

Mr. Bruce R. Ledesma has served as our General Counsel and Corporate Secretary since January 2007. From 2005 to 2007 Mr. Ledesma served as General Counsel of PowerLight Corporation. From 2002 to 2004 Mr. Ledesma served as the Executive Vice President and General Counsel of Barra, Inc., a financial risk management company. From 2000 to 2002 Mr. Ledesma served as Vice President of Barra Ventures and, from 1998 to 2000, he was Barra’s Associate General Counsel. From 1993 to 1998, Mr. Ledesma practiced as a corporate attorney for Latham & Watkins LLP. Mr. Ledesma currently serves as a board member of Tahoe-Baikal Institute, a nonprofit organization.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis provides a detailed review and analysis of our compensation policies and programs that applied to five of our executive officers during the fiscal year ended January 3, 2010. These five executive officers consisted of our Chief Executive Officer, our Chief Financial Officer, and the next three most highly compensated executive officers serving as of January 3, 2010. We refer to these five executive officers, whose names and titles are included in the following table, as our named executive officers:

Name	Title
Thomas H. Werner	Chief Executive Officer
Dennis V. Arriola	Senior Vice President and Chief Financial Officer
Howard J. Wenger	President, Utility & Power Plants
Marty T. Neese	Chief Operating Officer
Douglas J. Richards	Vice President, Human Resources & Corporate Services

For fiscal 2009, the Compensation Committee of the Board of Directors determined each element of the named executive officers’ compensation. In particular, the Compensation Committee sought to establish a total compensation target at or above the 50th percentile for a peer group of companies. In each instance, the cash compensation target — for base salary in particular — was set at or below the 50th percentile, and compensation opportunities under our incentive plans were set between the 50th and 75th percentiles so that a significant portion of the named executive officers’ total compensation would depend on performance. For example, our Chief Executive Officer’s base salary was set at approximately the 25th percentile for fiscal 2009, while his performance-based cash bonus targets and performance-based equity award target were set at or above the 50th percentile. The Compensation Committee determined that tying a significant portion of compensation to performance was consistent with our goal of rewarding individuals who contribute to increased long-term value for our stockholders. Consistent with this philosophy, and as a result of our missing certain corporate financial targets during 2009, our named executive officers received no payouts under our 2009 Quarterly Bonus Program for the first quarter of 2009 or under our 2009 Semi-Annual Bonus Program for the first half of 2009. In addition, based on actual performance, although our named executive officers received time-based awards of restricted share units for retention purposes in 2009, they did not receive any payout for performance-based restricted share units awards for 2009.

The following discussion should be read together with the information we present in the compensation tables, the footnotes and narratives to those tables and the related disclosure appearing elsewhere in this proxy statement.

General Philosophy and Objectives

For fiscal 2009, we continued to implement a compensation program designed primarily to reward our named executive officers for positive financial performance and achievement of corporate objectives consistent with increasing long-term stockholder value. Our compensation program continued to be premised on the following primary goals:

•	aligning executive compensation with business objectives and performance;

•	enabling us to attract, retain and reward executive officers who contribute to our long-term success;

•	attracting and retaining the best people in the industry; and

•	providing additional long-term incentives to officers and employees to work to maximize stockholder value.

Compensation Setting Process

The Compensation Committee of our Board of Directors is responsible for managing the compensation of our executive officers, including the named executive officers, consistent with our primary goals. The Compensation Committee consists entirely of independent directors in accordance with applicable listing standards of the Nasdaq Global Markets and Section 162(m) of the Internal Revenue Code. The Compensation Committee establishes our compensation philosophy and objectives, and annually reviews and, as necessary and appropriate, adjusts each named executive officer’s compensation. Consistent with its philosophy, the Compensation Committee offers our named executive officers total compensation opportunities at or above the 50th percentile of our peer group of companies (as further described below) during fiscal 2009. When determining appropriate compensation for the named executive officers, the Compensation Committee considered the advice of an independent compensation consultant, recommendations from management and internal compensation specialists, practices of companies within our peer group, company performance, the company’s business plan and individual performance. As part of this process, the compensation consultant prepared a competitive analysis of our compensation program and management presented its recommendations regarding base salary, performance-based equity awards and performance targets to the Compensation Committee for its review and consideration. The Compensation Committee accepts, rejects or accepts as modified management’s various recommendations regarding compensation for the named executive officers other than the Chief Executive Officer. The Compensation Committee met in session without the Chief Executive Officer when reviewing and establishing his compensation.

On March 18, 2010, we announced the conclusion and results of our Audit Committee’s independent investigation into certain accounting and financial reporting matters at our Philippines operations, along with a restatement of our financial statements for certain prior periods. The Audit Committee determined that the accounting issues leading to the restatement were confined to the accounting function in the Philippines, and that executive management neither directed nor encouraged, nor was aware of, the activities leading up to these issues. The Compensation Committee made the compensation decisions described below with respect to the first half of 2009 based on our financial results prior to the restatement and with respect to the second half of 2009 based on our financial results after the restatement. The Compensation Committee retains discretion to consider any compensation adjustments based on changes in our financial statements as restated.

Compensation Consultant and Peer Group

For fiscal 2009, the Compensation Committee again directly engaged and retained Radford, a business unit of Aon Corporation and a compensation consulting firm, to identify and maintain a list of our peer group of companies. In 2008, the Compensation Committee, with the assistance of Radford, had established a peer group of certain semiconductor and capital equipment companies with annual revenue between $1 billion and $3 billion and headquarters in northern California. This peer group also included companies identified by us as most closely matching our core business. In 2009, the Compensation Committee further revised the peer group due to the Compensation Committee’s belief that the strategic direction of our company had changed, and that the peer group needed to adapt to that change. In addition, the Compensation Committee believed that the peer group should be revised based on the current and anticipated growth that we experienced or expect to experience.

As a result of Radford’s review, our peer group in 2009 shifted to a set of semiconductor, technology and energy companies with annual revenue between $1 billion and $5 billion. Given the new peer group, the Compensation Committee again believes our peer group closely matches our core business. The companies included in our peer group for fiscal 2009 are listed below:

• Altera Corporation	• Noble Corporation

• Analog Devices, Inc.	• ON Semiconductor Corporation

• Cameron International Corporation	• Perkin Elmer Corporation

• First Solar, Inc.	• Pioneer Natural Resources Company

• FLIR Systems, Inc.	• Polycom, Inc.

• JDS Uniphase Corporation	• Quanta Services, Inc.

• Juniper Networks, Inc.	• Roper Industries, Inc.

• KLA-Tencor Corporation	• Trimble Navigation Limited

• MEMC Electronic Materials, Inc.	• Varian Semiconductor Equipment Associates, Inc.

• National Semiconductor Corporation	• Waters Corporation

In 2009, Radford also advised the Compensation Committee in connection with evaluating our compensation practices, developing and implementing our executive compensation program and philosophy, establishing total compensation targets, and setting specific compensation components to reach the determined total compensation targets. With respect to each company in our peer group, Radford provided compensation data including base salaries, cash bonus awards as a percentage of base salaries, total cash compensation, and equity awards.

Benchmarking

In making its key compensation decisions for the named executive officers, the Compensation Committee consciously benchmarks total compensation against the peer group based on information that management obtains from public filings and that Radford provides from company surveys. In general, the Compensation Committee initially benchmarks base salaries at or below the 50th percentile of the peer group, and both performance-based cash bonus awards and long-term time- and performance-based equity awards generally between the 50th and 75th percentiles of the peer group. In this way, the Compensation Committee provides a considerably greater proportion of our named executive officers’ total compensation in the form of variable, “at risk” pay than that provided by our peers, and gives our named executive officers an opportunity to earn more than their counterparts (in the 50th to 75th percentiles) through strong and targeted performance. In establishing its incentive opportunities, the Compensation Committee focuses primarily on corporate performance, and if our corporate performance is achieved at target levels, the Compensation Committee expects that our named executive officers’ pay will be at 50th percentile levels. Yet, the Compensation Committee views benchmarking as just the beginning, and not the end, of its discussion regarding our named executive officers’ pay opportunities, and looks to individual performance in certain circumstances to establish pay opportunities either above or below initial benchmarks, as further described below. The Compensation Committee believes that this is a strong way in which we link our named executive officers’ pay to their and our performance, and best align our named executive officers’ compensation interests with the investment interests of our stockholders.

Compensation Components

For fiscal 2009, the Compensation Committee allocated total compensation among various pay elements, including base salary, performance-based cash bonus awards, time-based equity awards, performance-based equity awards, and perquisites and other compensation. The table below provides an overview of each element of compensation and is followed by a further discussion and analysis of the specific decisions that we made for each element for fiscal 2009:

Compensation Component	Objective and Basis	Form
Base salary	Fixed compensation that is set at a competitive level for each position	Cash

Performance-based cash bonus awards	Quarterly, semi-annual or annual incentives that drive company performance and align executives’ interests with stockholders’ interests	Cash

Time-based equity awards	Long-term incentive that aligns executives’ interests with stockholders’ interests, helps retain executives through long-term vesting periods and provides an avenue for potential wealth accumulation	Restricted stock units

Performance-based equity awards	Long-term incentive that drives company performance and aligns executives’ interests with stockholders’ interests, helps retain executives through long-term vesting periods and provides an avenue for potential wealth accumulation	Restricted stock units

Perquisites and other compensation	Sparingly offered, and primarily in the form of customary relocation packages designed to allow new hires to focus on their new responsibilities with the company	Various

The relative proportion of each element for fiscal 2009 was based on the Compensation Committee’s comparison of compensation that we offered our executive officers against compensation offered by our peer group to their executive officers, the tax and accounting consequences of certain types of equity compensation when determining compensation packages, and a desire to allocate a higher proportion of total compensation through performance-based equity incentive awards.

Analysis of Fiscal 2009 Compensation Decisions

Base Salary. For fiscal 2009, we maintained base salaries for our executives based on the scope of their responsibilities, and took into account competitive market compensation paid by companies in our competitive peer group for similar positions. Generally, we believed that base salaries for executive officers should be targeted at or below the 50th percentile of the range of salaries for executive officers in similar positions and with similar responsibilities at comparable companies. This initial benchmarking is in line with our compensation philosophy, which in part is to help us best attract, retain and equitably reward our executives. However, we determined that the Chief Executive Officer’s base salary was established at the 25th percentile and used the other compensation components to set his total compensation target between the 50th and 75th percentile.

We review base salaries annually, and adjust base salaries from time to time to realign salaries with market levels, based on the information provided by Radford, after taking into account an individual’s prior performance experience, criticality of position and expected future performance. Based on information presented to our Compensation Committee by Radford regarding market ranges for salaries at peer group companies, we determined that our named executive officers’ 2009 base salaries, other than the Chief Executive Officer’s base salary, were established at approximately the 50th percentile of our peer group of companies. Our Compensation Committee approves the employee salary for our Chief Executive Officer, and for each named executive officer below the Chief Executive Officer level based on the Chief Executive Officer’s recommendation. For 2009, however, the Compensation Committee decided to make no adjustments to base salaries for the named executive officers for 2009 primarily due to poor general economic conditions. As a result, we believe that we compensated our named executive officers equitably in 2009 when compared to competitive or similar companies. The table below sets forth the salaries in effect in fiscal 2008 compared against fiscal 2009 for each of our named executive officers:

Name	2008 Base Salary(1)	2009 Base Salary
Thomas H. Werner	360,000	360,000
Dennis V. Arriola(2)	425,000	425,000
Howard J. Wenger(3)	310,000	310,000
Marty T. Neese	400,000	400,000
Douglas J. Richards	270,000	270,000

(1)	These amounts represent 2008 base salaries after April 1, 2008.
(2)	Mr. Arriola joined the company on November 10, 2008.
(3)	Mr. Wenger’s salary increased from $232,500 to $275,000 on April 1, 2008 and, in connection with his promotion to President, Global Business Units, from $275,000 to $310,000 on August 18, 2008.

Performance-Based Cash Bonus Awards. Rather than maintain a discretionary cash bonus program for our named executive officers, we operated two performance-based cash bonus plans during fiscal 2009. The first such plan is our Annual Key Employee Bonus Plan, under which we adopted programs to be effective for the first and last six-month periods of 2009 that we refer to as our 2009 Semi-Annual Bonus Program. The second such plan is our Key Employee Quarterly Key Initiative Bonus Plan, which is effective quarterly on an ongoing basis and which we refer to as our 2009 Quarterly Bonus Program. These programs allow us to provide performance-based cash bonus awards that align executive compensation with business objectives and performance.

While we set base salaries for our executive officers at or slightly below the 50th percentile, we relied on performance-based cash bonus awards to establish a target of total cash compensation at or around the 50th percentile. For each named executive officer, a target bonus was established at approximately the 50th percentile through our benchmarking process. However, to more directly align the interests of our named executive officers with increasing long-term stockholder value, we allocated two-thirds of an individual’s aggregate annual target bonus awards under the 2009 Semi-Annual Bonus Program and only one-third under the 2009 Quarterly Bonus Program. Our Compensation Committee approved the individual bonus program incentive level for our Chief Executive Officer and for each named executive officer below the Chief Executive Officer level. The table below summarizes the total target payout, including awards under the 2009 Semi-Annual Bonus Program and the 2009 Quarterly Bonus Program, as a percentage of annual base salary, for each named executive officer during fiscal 2008 and fiscal 2009, and the allocation between the 2009 Semi-Annual Bonus Program and the 2009 Quarterly Bonus Program. The target payouts under the 2009 Semi-Annual Bonus Program were effective as of the beginning of each six-month period in 2009 while the target payouts under the 2009 Quarterly Bonus Program were effective as of the beginning of the quarter following approval by the Compensation Committee. The Compensation Committee made no adjustments in total target payout for any named executive officer between 2008 and 2009, except for Messrs. Neese and Richards, due to its continued caution about general economic conditions. The target payouts for Messrs. Neese and Richards were changed based on our benchmarking process described above.

Name	2008 Total Target Payout (including Semi- Annual and Quarterly Programs) as Percentage of Annual Salary(%)	2009 Total Target Payout (including Semi- Annual and Quarterly Programs) as Percentage of Annual Salary(%)	2009 Quarterly Bonus Program Target Payout as Percentage of Annual Salary(%)	2009 Semi- Annual Bonus Program Target Payout as Percentage of Annual Salary(%)
Thomas H. Werner	200.0	200.0	66.7	133.3
Dennis V. Arriola(1)	—	70.0	23.3	46.7
Howard J. Wenger(2)	80.0	80.0	26.7	53.3
Marty T. Neese	60.0	80.0	26.7	53.3
Douglas J. Richards	50.0	60.0	20.0	40.0

(1)	Mr. Arriola, who joined us on November 10, 2008, was ineligible to participate in our bonus plans during 2008.
(2)	Mr. Wenger’s total target bonus increased from 50% to 70% on April 1, 2008 and, in connection with his promotion to President, Global Business Units, from 70% to 80% on August 18, 2008.

Both the 2009 Semi-Annual Bonus Program and the 2009 Quarterly Bonus Program operate based on formulas that calculate actual bonus payments for each named executive officer. See Executive Compensation — Non-Equity Incentive Plan Compensation below for more information about these formulas. Payouts under our 2009 Semi-Annual Bonus Program required our achieving certain corporate milestones, consisting of semi-annual revenue and semi-annual profit before tax targets. Payouts under our 2009 Quarterly Bonus Program required our achieving quarterly profit before tax targets and corporate milestones, as well as the individual achieving personal milestones. In operation, if we do not achieve the threshold profit before tax and corporate milestones (which are sensitive business objectives applicable to our entire company focusing in general on confidential financial, brand, cost, technology and personnel issues) for a bonus program, then no bonus is earned under the program. For the 2009 Quarterly Bonus Program, if the threshold profit before tax and corporate milestones are achieved, then bonus payouts are determined based on our determination of whether a participant has achieved generally between five and 15 personal objectives established for the performance period. These corporate milestones and personal objectives are typically challenging in nature and designed to encourage the individual to achieve success in his or her position during the performance period. Participants have a recent history of achieving their personal objectives at a rate of approximately 85%. For 2009, these personal objectives included achieving product release deadlines, making progress with personnel initiatives, and achieving marketing objectives, among others. The profit before tax and corporate milestones were selected after considering our history of growth and expectations regarding our future growth, as well as potential challenges in achieving such future growth. These performance metrics were intended to constitute a challenging goal, without any certainty of achievement, that would benefit stockholders and thereby justify compensating the named executive officers accordingly.

As discussed in further detail below, awards under the 2009 Semi-Annual Bonus Program were formula-driven and were assessed at the end of the first and last six-month periods in 2009 based on our attainment of semi-annual revenue and semi-annual profit before tax targets for the year, which targets were approved by the Compensation Committee at the beginning of each semi-annual period. We did not achieve threshold performance under these goals for the first six months of 2009, but we did achieve above threshold performance for the second six-month period in 2009. As a result, bonus amounts were earned by the named executive officers under the 2009 Semi-Annual Bonus Program for the second six months of 2009. Such bonus amounts are reflected in the compensation tables provided below.

Awards under the 2009 Quarterly Plan were also formula-driven, as discussed in further detail below, and were assessed following the end of each fiscal quarter. The Compensation Committee approved our quarterly profit before tax targets and corporate milestones at the beginning of each fiscal quarter. We at least partially achieved our threshold profit before tax goals and corporate milestones for the last three fiscal quarters during 2009, but failed to meet the target and corporate milestones in the first fiscal quarter. Actual payments were determined based on each individual’s attainment of personal milestones. Bonuses were therefore paid only for performance during the last three quarters under the 2009 Quarterly Bonus Program. Such bonus payments are reflected below under Executive Compensation — 2009 Total Non-Equity Incentive Plan Compensation Table.

Time-Based and Performance-Based Equity Awards. Our Compensation Committee believes that long-term company performance is best achieved in connection with an ownership culture that encourages long-term performance by our executive officers through the use of equity-based awards. Our Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan, as amended, or 2005 equity plan, permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, and other stock-based awards. Consistent with our goal to attract, retain and reward the best available talent, and in light of our setting our total direct compensation at or above the 50th percentile of our peer group, we targeted long-term equity awards generally between the 50th and 75th percentiles of our peer group through our benchmarking process. Actual equity awards consisted of equal mixes of time-based restricted stock unit awards and performance-based restricted stock unit awards.

Time-based equity awards were used principally as a retention tool during 2009. In connection with our annual review of executive officer compensation, we awarded restricted stock units to named executive officers in 2009. Such awards vest ratably over a three-year period beginning on the first anniversary of the date of grant, which in 2009 was February 11th. For more information on such grants, please see the 2009 Grants of Plan-Based Awards Table below.

Performance-based equity awards in the form of restricted stock units were used principally as incentive compensation during 2009. In connection with our annual review of executive officer compensation, we established certain corporate milestones, consisting of annual revenue and operating income targets, and a formula under which actual awards would be calculated after completion of the 2009 fiscal year. These performance metrics were selected after considering our history of growth and expectations regarding our future growth, as well as potential challenges in achieving such future growth. The targets were intended to constitute a challenging goal, without certainty of achievement, that would benefit stockholders and thereby justify compensating the named executive officers accordingly. Based on actual results compared to these performance targets, our named executive offices did not earn any performance-based restricted stock units for 2009 performance. For more information on such grants, please see the 2009 Grants of Plan-Based Awards Table below.

Perquisites and Other Compensation. As in prior years, perquisites were generally not a material portion of our named executive officers’ compensation packages for 2009. We provided certain perquisites and other health and welfare and retirement benefits, such as health, vision, and life insurance coverage and participation in and matching contributions under our 401(k) defined contribution plan, which are generally available to all employees. For 2009, Mr. Arriola received a significantly greater amount of perquisites and personal benefits from us than the other named executive officers due to his relocation to the San Francisco Bay area in connection with his hiring in late 2008. We agreed to provide Mr. Arriola with these relocation benefits as part of his October 2008 offer letter, including 12 months of temporary housing, assistance in selling his San Diego home, up to $500,000 of compensation for loss on the sale of his home, reimbursement of certain costs in purchasing a new home and reimbursement for tax obligations in connection with these benefits. In September 2009, we modified the terms of these relocation benefits and provided that we would purchase his home at current fair market value based on independent appraisals and provide an additional $150,000 of compensation for loss on the sale of his home. We also strengthened the provisions under which Mr. Arriola will have to reimburse us for certain relocation benefits if he departs from the company. This change in benefit was provided because Mr. Arriola’s original relocation benefits were established before we detected significant shifts in the Southern California real estate market, as well as our recognition that Mr. Arriola’s continuing inability to sell his home could distract him from his duties with the company. For more information about these arrangements and benefits, see footnote four to the 2009 Summary Compensation Table below.

Pension Benefits. None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation. None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment and Severance Arrangements

During fiscal 2009, we were a party to employment agreements with our named executive officers that provided change of control arrangements. The change in control arrangements generally entitle each named executive officer to certain calculated payments tied to base salary and bonus targets and accelerated vesting of his or her outstanding equity awards, but only in connection with a change of control of the company. The Chief Executive Officer, however, also receives limited accelerated vesting of outstanding equity awards if terminated without cause or if he resigns for good reason without a change of control having occurred. We have also implemented our Management Career Transition Plan severance program, or severance plan, that entitles our named executive officers and other key employees to certain calculated payments tied to base salary and bonus targets if termination of employment occurs without a change of control having occurred. The severance plan does not entitle any of the plan participants to accelerated vesting of outstanding equity awards. The Compensation Committee continues to believe that the change in control agreements and severance plan provide benefits that are consistent with industry practice. For more information about the named executive officers’ change in control arrangements and the severance plan, including our rationale for providing these arrangements, please see Executive Compensation — Employment Agreements and Executive Compensation — Potential Payments Upon Termination or Change of Control below.

Section 162(m) Treatment Regarding Performance-Based Equity Awards

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, we are generally denied deductions for compensation paid to our Chief Executive Officer and certain other highly compensated executive officers to the extent the compensation for any such individual exceeds one million dollars for the taxable year. Our Compensation Committee intends to preserve the deductibility of compensation payable to our executives, although deductibility will be only one among a number of factors considered in determining appropriate levels or methods of compensation.

Other Disclosures

We do not maintain any equity or other security ownership guidelines or requirements for our executives. We do not have a policy regarding adjustment or recovery of awards or payments if the relevant performance goals or measures upon which they are based are restated or otherwise adjusted so that awards or payments are reduced.

EXECUTIVE COMPENSATION

Compensation of Named Executive Officers

The 2009 Summary Compensation Table below quantifies the compensation for each of the named executive officers for services rendered during fiscal 2009 and, as applicable, fiscal 2008 and fiscal 2007. The primary elements of each named executive officer’s total compensation during 2009 are reported in the table below and include base salary, performance-based bonuses under our 2009 Semi-Annual Bonus Program and 2009 Quarterly Bonus Program, awards of restricted stock units subject to time-based vesting, and awards of performance-based restricted stock units subject to achievement of corporate milestones and subsequent time-based vesting.

The 2009 Summary Compensation Table should be read together with the other compensation tables, footnotes and narratives that follow, as well as our Compensation Discussion and Analysis above. The 2009 Grants of Plan-Based Awards Table and the related description of the material terms of the 2009 equity awards provide information about the long-term equity incentives awarded to our named executive officers for 2009. The Outstanding Equity Awards at 2009 Fiscal Year-End Table and 2009 Option Exercises and Stock Vested Table provide further information about the named executive officers’ potentially realizable value and actual value realized with respect to their equity awards during fiscal 2009.

2009 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Thomas H. Werner, Chief Executive Officer	2009	360,006	—	3,470,000	—	380,700	16,283	4,226,989
	2008	362,466	—	4,631,977	—	678,915	9,307	5,682,665
	2007	323,000	—	—	—	206,092	—	529,092

Dennis V. Arriola,	2009	425,000	—	173,500	—	159,237	1,416,461	2,174,198
Senior Vice President and Chief Financial Officer	2008	57,212	300,000	1,236,000	735,583	—	12,686	2,341,481

Howard J. Wenger, President, Utility & Power Plants	2009	310,003	—	1,041,000	—	127,968	2,998	1,481,969
	2008	285,969	—	945,800	—	186,600	5,332	1,423,701
	2007	232,344	—	3,318,766	—	85,437	—	3,636,547

Marty T. Neese, Chief Operating Officer	2009	400,000	—	520,500	—	176,400	12,446	1,109,346

Douglas J. Richards, Vice President, Human Resources and Corporate Services	2009	270,000	—	694,000	—	85,719	16,332	1,066,051

(1)	The amounts reported in this column for 2009 reflect each named executive officer’s salary for 2009 plus payments for paid and unpaid time off and holidays.
(2)

The amounts reported in the “Stock Awards” column for 2009 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted during the year, excluding the effect of certain forfeiture assumptions (note that, in accordance with Securities and Exchange Commission guidance, we have recomputed the amounts previously reported in these columns for 2008 and 2007, and have also recomputed the amount disclosed in the “Option Awards” column, to conform to this manner of presentation). For the performance share units reported in this column for 2009, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date. Assuming that the highest level of performance is achieved for these awards, the grant date fair value of these awards would be: Mr. Werner, $2,602,500; Mr. Arriola, $130,125; Mr. Wenger, $780,750; Mr. Neese, $390,375 and Mr. Richards, $520,500. See Note 19 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 3, 2010 for details as to the assumptions used to determine the aggregate grant date fair value of these awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of

Operations—Critical Accounting Policies” in our Annual Report on Form 10-K for the fiscal year ended January 3, 2010.
(3)	The amounts reported in this column for 2009 reflect the amounts earned under our 2009 Semi-Annual Bonus Program and our 2009 Quarterly Bonus Program. Additional information about non-equity incentive plan compensation earned during fiscal 2009 is set forth below in the supplemental 2009 Total Non-Equity Incentive Plan Compensation Table.
(4)	The amounts reported in this column for 2009 as “All Other Compensation” consist of the elements summarized in the table below. For Mr. Arriola, “Relocation” consists of relocation payments or benefits to which he is entitled of an aggregate of $942,891, including up to $650,000 as compensation for the loss on the sale of his home (or home sale compensation), as agreed to in his modified offer letter. The amount reported under “Tax Gross-Up” consists of $374,160 in tax reimbursement in connection with his home sale compensation and $88,419 in tax reimbursement in connection with certain of his other relocation payments and benefits.

Name	Health Benefits ($)	Group Life Insurance ($)	401(k) Match ($)	Relocation ($)	Tax Gross-Up ($)	Total ($)
Thomas H. Werner	14,225	558	1,500	0	0	16,283
Dennis V. Arriola	10,316	675	0	942,891	462,579	1,416,461
Howard J. Wenger	780	718	1,500	0	0	2,998
Marty T. Neese	10,316	630	1,500	0	0	12,446
Douglas J. Richards	14,225	607	1,500	0	0	16,332

Grants of Plan-Based Awards

During 2009, our named executive officers earned plan-based restricted stock units and performance stock units under our Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan, as amended, or the 2005 equity plan. They also earned cash bonus awards under our 2009 Semi-Annual Bonus Program and our 2009 Quarterly Bonus Program. The following table sets forth information regarding the stock awards and cash bonus awards granted to each named executive officer during 2009.

2009 Grants of Plan-Based Awards Table

			Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock
Name	Grant Date(2)		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Thomas H. Werner	—	(3)	—	480,000	960,000	—	—	—	—	—
	—	(4)	—	240,000	264,000	—	—	—	—	—
	2/11/09	(5)	—	—	—	—	50,000	75,000	—	1,735,000
	2/11/09	(6)	—	—	—	—	—	—	50,000	1,735,000
Dennis V. Arriola	—	(3)	—	198,333	396,667	—	—	—	—	—
	—	(4)	—	99,167	109,084	—	—	—	—	—
	2/11/09	(5)	—	—	—	—	2,500	3,750	—	86,750
	2/11/09	(6)	—	—	—	—	—	—	2,500	86,750
Howard J. Wenger	—	(3)	—	165,333	330,667	—	—	—	—	—
	—	(4)	—	82,667	90,934	—	—	—	—	—
	2/11/09	(5)	—	—	—	—	15,000	22,500	—	520,500
	2/11/09	(6)	—	—	—	—	—	—	15,000	520,500
Marty T. Neese	—	(3)	—	213,333	426,667	—	—	—	—	—
	—	(4)	—	106,667	117,334	—	—	—	—	—
	2/11/09	(5)	—	—	—	—	7,500	11,250	—	260,250
	2/11/09	(6)	—	—	—	—	—	—	7,500	260,250
Douglas J. Richards	—	(3)	—	108,000	216,000	—	—	—	—	—
	—	(4)	—	54,000	59,400	—	—	—	—	—
	2/11/09	(5)	—	—	—	—	10,000	15,000	—	347,000
	2/11/09	(6)	—	—	—	—	—	—	10,000	347,000

(1)	Additional information about estimated future payouts under non-equity incentive plan awards is set forth below in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards Table.”
(2)	The possible payouts under equity incentive plan awards represent performance-based restricted stock units. The Compensation Committee of our Board of Directors approved the awards on February 11, 2009 when it also approved the other cited awards. The grant date fair value of these awards is reported based on the probable outcome of the applicable performance conditions and is consistent with the estimate of aggregate compensation cost, if any, expected to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.
(3)	Consists of an award under our 2009 Semi-Annual Bonus Program. Achievement of certain performance metrics could reduce payouts to zero when applied to the applicable formula, as further described below. As a result, threshold payouts were inapplicable for each named executive officer.
(4)	Consists of an award under our 2009 Quarterly Bonus Program. Achievement of certain performance metrics could reduce payouts to zero when applied to the applicable formula, as further described below. As a result, threshold payouts were inapplicable for each named executive officer.
(5)

Consists of an award of restricted stock units, subject to achievement of specific performance metrics in addition to time-based vesting requirements, under the 2005 equity plan. Failure to achieve certain performance metrics could result in zero restricted stock units being awarded. Actual results were determined in 2010, and although the award was to vest ratably on March 5, 2010, March 5, 2011 and March 12, 2012 if earned, none of these awards vested for 2009 because the performance metrics were not achieved. The maximum attainable was 110% of target. The closing price of our class A common stock was $34.70 on February 11, 2009.

(6)	Consists of an award of restricted stock units, subject to time-based vesting requirements, under the 2005 equity plan. The award vests ratably on February 11, 2010, February 11, 2011 and February 11, 2012. The closing price of our class A common stock was $34.70 on February 11, 2009.

Non-Equity Incentive Plan Compensation

During fiscal 2009, our named executive officers were eligible for cash bonus payments under two bonus plans. The first plan was our Annual Key Employee Bonus Plan, under which we adopted our 2009 Semi-Annual Bonus Program. The second plan was our Key Employee Quarterly Key Initiative Plan, under which we adopted our 2009 Quarterly Bonus Program. The supplemental table below entitled Estimated Future Payouts Under Non-Equity Incentive Plan Awards Table provides additional information about each named executive officer’s target and maximum payout opportunities under both the 2009 Annual Bonus Program and the 2009 Quarterly Bonus Program. Under the terms of both bonus plans, failure to achieve certain corporate or individual metrics could have resulted in zero payouts for a given period. For example, no cash bonuses were awarded with respect to the first fiscal quarter of 2009 under the 2009 Quarterly Bonus Program and with respect to the first half of 2009 under the Semi-Annual Bonus Program because we failed to achieve certain corporate performance metrics during those periods. The table below entitled 2009 Total Non-Equity Incentive Plan Compensation Table details the actual payouts awarded under the two bonus plans to each named executive officer during fiscal 2009 as described above under Compensation Discussion and Analysis.”

Estimated Future Payouts Under Non-Equity Incentive Plan Awards Table

	2009 Quarterly Bonus Program								2009 Semi-	2009 Semi-
Name	Q1 Target ($)	Q1 Max ($)	Q2 Target ($)	Q2 Max ($)	Q3 Target ($)	Q3 Max ($)	Q4 Target ($)	Q4 Max ($)	Annual Bonus Program Target ($)	Annual Bonus Program Maximum ($)
Thomas H. Werner	60,000	66,000	60,000	66,000	60,000	66,000	60,000	66,000	480,000	960,000
Dennis V. Arriola	24,792	27,271	24,792	27,271	24,792	27,271	24,792	27,271	198,333	396,667
Howard J. Wenger	20,667	22,734	20,667	22,734	20,667	22,734	20,667	22,734	165,333	330,667
Marty T. Neese	26,667	29,333	26,667	29,333	26,667	29,333	26,667	29,333	213,333	426,667
Douglas J. Richards	13,500	14,850	13,500	14,850	13,500	14,850	13,500	14,850	108,000	216,000

2009 Total Non-Equity Incentive Plan Compensation Table

	2009 Quarterly Bonus Plan Compensation				First Half	Second Half
	Q1 Payout ($)	Q2 Payout ($)	Q3 Payout ($)	Q4 Payout ($)	2009 Semi- Annual Bonus Program Compensation Payout ($)	2009 Semi- Annual Bonus Program Compensation Payout ($)	Total Non- Equity Incentive Plan Compensation ($)
Thomas H. Werner	0	50,100	22,800	48,600	0	259,200	380,700
Dennis V. Arriola	0	20,651	9,545	21,941	0	107,100	159,237
Howard J. Wenger	0	15,500	7,233	15,955	0	89,280	127,968
Marty T. Neese	0	22,400	12,667	26,133	0	115,200	176,400
Douglas J. Richards	0	12,150	5,623	9,626	0	58,320	85,719

2009 Semi-Annual Bonus Program. Awards under the 2009 Semi-Annual Bonus Program were formula-driven. At the beginning of each six-month period in fiscal 2009, which were the performance periods under the 2009 Semi-Annual Bonus Program, the Compensation Committee of our Board of Directors established two performance metrics: a semi-annual revenue target and a semi-annual profit before tax target. Based on a formula, if we achieved less than 80% of the semi-annual revenue target, or if we achieved less than 80% of the semi-annual profit before tax target, no bonus would be payable under the 2009 Semi-Annual Bonus Program for that six-month period. At a minimum, we had to achieve 80% of both targets before any awards would payable. If both targets were achieved, bonus awards were calculated based upon the following formulas, giving equal weight to both financial metrics:

“2009 semi-annual salary ($)” multiplied by “target bonus (%)” multiplied by “revenue factor” multiplied by 50%

“2009 semi-annual salary ($)” multiplied by “target bonus (%)” multiplied by “profit before tax factor” multiplied by 50%

If actual revenue equaled 80%, the “revenue factor” would equal 50%. If the actual revenue was between 80% and 100% of the target, the “revenue factor” would gradually increase until reaching 100%. If the actual revenue exceeded the target, the “revenue factor” would increase by 1% for each percent by which the target was exceeded, up to a maximum of 200%. The “profit before tax factor” would be calculated similarly. Under these formulas, no bonus payout under the 2009 Semi-Annual Bonus Program would ever exceed 200% of the target bonus award. The performance targets, set at the beginning of each six-month period in fiscal 2009, were assessed at the end of such six-month period. Our revenue performance targets for the first six-month period of 2009 were approximately $619.5 million (threshold) and $774.4 million (target), and for the second six-month period of 2009 were approximately $719.8 million (threshold) and $899.8 million (target). Actual results for these two periods were about $511.0 million and $1.013 billion, respectively. Our profit before tax targets for the first six month period of 2009 were approximately $93.9 million (threshold) and $117.4 million (target), and for the second six-month period of 2009 were approximately $88.1 million (threshold) and $110.1 million (target). Actual results for these two periods were about $(4.9) million and $113 million, respectively. Based on our actual results for each of the six-month periods in 2009, we did not achieve either of our semi-annual revenue and semi-annual profit before tax targets for the first six months of 2009, but we did achieve our semi-annual revenue and semi-annual profit before tax targets for the second six-month period of 2009, and bonuses were earned for that second six-month period.

2009 Quarterly Bonus Program. Awards under the 2009 Quarterly Bonus Program were also formula-driven. At the beginning of each fiscal quarter during 2009, the Compensation Committee of our Board of Directors established corporate performance metrics, consisting of a profit before tax target and a set of corporate milestones representing key initiatives that would support our corporate business plan. Also at the beginning of each fiscal quarter, each named executive officer was responsible for establishing personal metrics, subject to approval by the Chief Executive Officer, representing key initiatives that would support the corporate milestones. These three metrics were then incorporated into the plan’s formula. Based on the formula, if we achieved less than 80% of the profit before tax target, or if we achieved less than 60% of the corporate milestones, no bonus would be payable under the 2009 Quarterly Bonus Program. If we achieved at least 80% of the profit before tax target and greater than 80% of the corporate milestones, then bonus awards were calculated based upon the following formula:

“2009 quarterly salary” multiplied by “target bonus (%)” multiplied by “personal Key Initiative score “

If we achieved at least 80% of the profit before tax target but between 60% and 80% of the corporate milestones, then bonus awards were calculated based upon the following formula:

“2009 quarterly salary” multiplied by “target bonus (%)” multiplied by “personal Key Initiative score “ divided by 2

Under either scenario, an individual’s “personal Key Initiative score” could result in no award being payable even if we achieved 100% of our profit before tax target and 100% of our corporate milestones in the event that the “personal Key Initiative score” was determined to be zero. If we achieved both 80% or greater of the profit before tax target and greater than 100% of our corporate milestones, a bonus award would be prorated and paid above 100%, subject to a maximum cap of 110%. Our profit before tax targets for each quarter of 2009 were approximately $32.2 million/$35.8 million (threshold/target) for the first quarter, $11.0 million/$13.8 million (threshold/target) for the second quarter, $41.0 million/$45.5 million (threshold/target) for the third quarter and $44.0 million/$48.9 million (threshold/target) for the fourth quarter. Actual results for these quarters were about $(12) million, $7 million, $59 million and $54 million, respectively. While the majority of our corporate milestones are kept confidential for competitive harm reasons, the corporate milestones in effect for 2009 included: first quarter revenue of $303 million and non-GAAP earnings per share of $0.30 (not achieved); second quarter revenue of $274.4 million and non-GAAP operating income of $18.5 million ($297.6 million and $26.3 million achieved, respectively); third quarter non-GAAP operating income of $51.5 million ($52.1 million achieved); and fourth quarter revenue of $496 million and non-GAAP operating income of $55.6 million ($547.9 million and $60.3 million achieved, respectively). Under our 2009 Quarterly Bonus Program, however, the quarterly corporate milestone scores ranged from 76.0% to 84.0% and averaged 80.3% for the final three quarters of 2009 (corporate milestone scores were not captured for the first quarter after we determined that bonuses would not be paid for that quarter).

In the discussion above, “Key Initiative” is our corporate term for personal performance goals. Key Initiatives are established at the beginning of each fiscal quarter — proposed by the individual and reviewed and approved by the Chief Executive Officer, in the case of named executive officers other than the Chief Executive Officer. The Chief Executive Officer’s Key Initiatives consist solely of the corporate milestones that Board of Directors establishes after discussion with the Chief Executive Officer. Key Initiatives are designed to be objective, measurable goals that support the concurrent quarterly and annual corporate milestones and that are attainable but not certain, but they are ultimately assessed on a subjective basis. The combined personal Key Initiative scores for the named executive officers ranged from 70.0% to 98.0%, and averaged 82.5% for the final three quarter of 2009 (Key Initiative scores were not captured for the first quarter after we determined that bonuses would not be paid for that quarter).

Equity Incentive Plan Compensation

To further align executive compensation with maximizing stockholder value, our Compensation Committee granted to our named executive officers certain performance-based equity awards, consisting of restricted stock units, or RSUs, that would be released and begin time-based vesting only upon achievement of certain corporate objectives. At the beginning of fiscal 2009, our Compensation Committee established two performance measures: an annual revenue target and a GAAP operating income target. For purposes of comparing the actual operating income results against the performance goals following the performance period, both the target and the actual operating income were to be adjusted to exclude certain events during fiscal 2009. Based on a formula, if we achieved less than 80% of the revenue target, or if we achieved less than 80% of the operating income target, no performance-based restricted stock units would be released and begin time-based vesting. If we achieved at least 80% of the revenue target and at least 80% of the operating income target, then performance-based grants were calculated based upon the following formula:

“target RSUs” multiplied by “revenue performance factor (%)” multiplied by 50%

“target RSUs” multiplied by “operating income performance factor (%)”multiplied by 50%

If we achieved at least 80% and up to 100% of the revenue target, the “revenue performance factor” would be the applicable percentage. If we achieved more than 100% of the revenue target, the “revenue performance factor” would increase by 2.5% for each 1% by which we exceeded the revenue target, up to a maximum “revenue performance factor” of 120%. If we achieved 80% of the operating income target, the “operating income performance factor” would be 80%. If we achieved between 80% and 100% of the operating income target, the “operating income performance factor” would gradually increase until reaching 100%. If we achieved 100% of the operating income target, the “operating income performance” factor would be 100%. If we exceeded the operating income target, the “operating income performance factor” would increase by 2.5% for each 1% by which we exceed the operating income target, up to a maximum “operating income performance” factor of 120%. In no event will a participant receive more than 150% of “target RSUs” based on actual performance. Performance-based restricted stock units vest, if at all, in three equal annual installments, subject to continued service and achievement of the performance measures. In connection with our 2009 performance-based equity awards, we achieved 85% of our revenue target (which was approximately $1.8 billion), but only 39% of our operating income target (which was approximately $325.3 million). As a result, no performance-based equity awards vested for 2009.

Employment Agreements

We have entered into employment agreements and award agreements under our equity plans with certain of our executive officers, including our named executive officers, and we have adopted a severance policy entitled the Management Career Transition Plan. Unless otherwise provided by our plan administrator, the award agreement, the employment agreement or the Management Career Transition Plan, upon termination of a participant’s employment or service with us, the participant will forfeit any outstanding equity awards except that a participant will have 90 days following termination of employment or service to exercise any then-vested options or stock appreciation rights (one year if termination of employment or service is a result of the participant’s disability or death). Additionally, certain of our executive officers are entitled to receive certain payments from us or our affiliates in the event of certain change of control or termination events.

Employment Agreements. We are a party to employment agreements with several executive officers, including the named executive officers. The employment agreements superseded prior agreements of a similar nature. Each employment agreement provides that the executive’s employment is “at-will” and may be terminated at any time by either party. Each employment agreement generally provides for a three-year term that will automatically renew unless we provide notice of our intent not to renew at least 120 days prior to the renewal date. The agreements do not specify salary, bonus or other basic compensation terms, but instead provide that each executive’s base salary, annual bonus and equity compensation will be determined in accordance with our normal practices. Instead, the primary purpose of the agreements is to provide certain severance benefits for employment terminations in connection with a change of control (as defined in the agreement). In the event an executive’s employment is terminated by us without cause (as defined in the agreement), or if the executive resigns for good reason (as defined in the agreement), and if such termination or resignation is in connection with a change of control, then the agreements also provide that the executive is entitled to the following benefits:

•	a lump-sum payment equivalent to 24 months (or 36 months in Mr. Werner’s case) of such executive’s base salary;

•	a lump-sum payment equal to any earned but unpaid annual bonus for a completed fiscal year;

•	a lump-sum payment equal to the product of (a) such executive’s target bonus for the then current fiscal year, multiplied by (b) two (or three in Mr. Werner’s case);

•	continuation of such executive’s and such executive’s eligible dependents’ coverage under our benefit plans for up to 24 months (or 36 months in Mr. Werner’s case), at our expense;

•	a lump-sum payment equal to such executive’s accrued and unpaid base salary and paid time off;

•	reimbursement of up to $15,000 for services of an outplacement firm mutually acceptable to us and the executive; and

•	annual make-up payments for taxes incurred by the executive in connection with benefit plans’ coverage.

In addition, if we terminate an executive’s employment without cause or if the executive resigns for good reason, and if such termination or resignation is in connection with a change of control, then the agreements also provide the following benefits to the individual:

•

all of such executive’s unvested options, shares of restricted stock and restricted stock units will become fully vested and (as applicable) exercisable as of the termination date and remain exercisable for the time period otherwise applicable to such equity awards following such termination date pursuant to the applicable equity incentive plan and equity award agreement; and

•

all provisions regarding forfeiture, restrictions on transfer, and our rights of repurchase, in each case otherwise applicable to shares of restricted stock or restricted stock units shall lapse as of the termination date.

In addition, Mr. Werner’s agreement provides for such accelerated vesting and lapsing of provisions regarding forfeiture, restrictions on transfer and our rights of repurchase upon termination of employment without cause or resignation for good reason, regardless of whether such termination is in connection with a change of control; provided, however, that absent a change of control, no such accelerated vesting or lapsing shall apply to Mr. Werner’s performance-based equity awards.

Mr. Arriola’s agreement incorporates his October 2008 offer letter, including his relocation benefits. Mr. Arriola’s offer letter provides that he will receive an annual salary of $425,000 and will be eligible for a target bonus equal to 70% of his base salary, depending on both corporate and individual performance. As part of his relocation benefits, we provided Mr. Arriola up to 12 months of temporary housing, assistance in selling his San Diego home, including up to $650,000 of compensation for loss on the sale of his home, reimbursement of certain costs in purchasing a new home and a gross-up for tax obligations.

Under the employment agreements, “cause” means the occurrence of any of the following, as determined by us in good faith: (i) acts or omissions constituting gross negligence or willful misconduct on the part of the executive with respect to the executive’s obligations or otherwise relating to our business, (ii) the executive’s conviction of, or plea of guilty or nolo contendere to, crimes involving fraud, misappropriation or embezzlement, or a felony crime of moral turpitude, (iii) the executive’s violation or breach of any fiduciary duty (whether or not involving personal profit) to us, except to the extent that his violation or breach was reasonably based on the advice of our outside counsel, or willful violation of any of our published policies governing the conduct of it executives or other employees, or (iv) the executive’s violation or breach of any contractual duty to us which duty is material to the performance of the executive’s duties or results in material damage to us or our business; provided that if any of the foregoing events is capable of being cured, we will provide notice to the executive describing the nature of such event and the executive will thereafter have 30 days to cure such event. In addition, under the employment agreements, “good reason” means the occurrence of any of the following without the executive’s express prior written consent: (i) a material reduction in the executive’s position or duties, (ii) a material breach of the employment agreement, (iii) a material reduction in the executive’s aggregate target compensation, including the executive’s base salary and target bonus on a combined basis, excluding a reduction that is applied to substantially all of our other senior executives; provided, however, that for purposes of this clause (iii) whether a reduction in target bonus has occurred shall be determined without any regard to any actual bonus payments made to the executive, or (iv) a relocation of the executive’s primary place of business for the performance of his duties to us to a location that is more than 45 miles from our current business location. The executive shall be considered to have “good reason” under the employment agreement only if, no later than 90 days following an event otherwise constituting “good reason” under the employment agreement, the executive gives notice to us of the occurrence of such event and we fail to cure the event within 30 days following its receipt of such notice from the executive, and the executive terminates service within 24 months following a change of control.

If any of the severance payments, accelerated vesting and lapsing of restrictions would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and be subject to excise tax or any interest or penalties payable with respect to such excise tax, then the executive’s benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to such taxes, interest or penalties, whichever results in the executive receiving, on an after-tax basis, the greatest amount of benefits.

Prior to receiving the benefits described in the employment agreements, the executive will be required to sign a separation agreement and release of claims. In addition, the benefits will be conditioned upon the executive not soliciting employees or customers for one year following the termination date. Mr. Werner’s agreement also provides that, if his termination without cause or resignation for good reason is not in connection with a change of control, his severance benefits will be conditioned upon a non-competition arrangement lasting one year following employment termination.

Management Career Transition Plan. We have implemented the Management Career Transition Plan, which is our severance plan and addresses severance for employment terminations not in connection with a change of control. Participants in the severance plan include the Chief Executive Officer and those employees who have been employed by us for at least six months and report directly to him (including our named executive officers), as well as other key employees who are recommended for participation by the Chief Executive Officer. Under the terms of the severance plan, Mr. Werner and the executives reporting to him will be eligible for the benefits following a termination of employment because of death or disability (as defined in the severance plan), or by us without cause (as defined in the severance plan), or resignation for good reason (as defined in the severance plan), so long as such termination or resignation is not in connection with a change of control (as defined in the severance plan). Such benefits include, except in the case of death or disability:

•	a lump-sum payment equivalent to 12 months (or 24 months in Mr. Werner’s case) of such executive’s base salary;

•	a lump-sum payment equal to any earned but unpaid annual bonus for a completed fiscal year;

•

a lump-sum payment equal to the pro rata portion of such executive’s target bonus for the then current fiscal year, based on the amount of time between the start of the fiscal year and the termination date;

•	continuation of such executive’s and such executive’s eligible dependents’ coverage under our benefit plans for up to 12 months (or 24 months in Mr. Werner’s case), at our expense;

•	a lump-sum payment equal to such executive’s accrued and unpaid base salary and paid time off; and

•	annual make-up payments for taxes incurred by the executive in connection with benefit plans’ coverage.

In the case of death or disability, such benefits include a lump-sum payment equal to such executive’s accrued and unpaid base salary and paid time off.

If any of the severance plan’s severance payments would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and be subject to excise tax or any interest or penalties payable with respect to such excise tax, then the executive’s benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to such taxes, interest or penalties, whichever results in the executive receiving, on an after-tax basis, the greatest amount of benefits.

Businesses in our industry face a number of risks, including the risk of being acquired in the future. We believe that entering into change of control and severance arrangements with certain of our executives has helped us attract and retain excellent executive talent. Without these provisions, these executives may not have chosen to accept employment with us or remain employed by us.

Outstanding Equity Awards

The following table sets forth information regarding the outstanding equity awards held by our named executive officers as of January 3, 2010.

Outstanding Equity Awards At 2009 Fiscal Year-End Table

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Thomas H. Werner	06/09/03	(2)	81,493	0	0.50	06/09/2013	—	—	—	—
	06/17/04	(2)	200,307	0	3.30	06/17/2014	—	—	—	—
	03/17/05	(2)	237,504	12,496	3.30	03/17/2015	—	—	—	—
	01/31/08	(3)	—	—	—	—	11,100	262,848	—	—
	05/08/08	(4)	—	—	—	—	29,756	704,622	—	—
	02/11/09	(5)	—	—	—	—	50,000	1,184,000	—	—
	02/11/09	(6)	—	—	—	—	—	—	75,000	1,776,000
Dennis V. Arriola	11/12/08	(7)	12,500	37,500	24.72	11/12/2018	—	—	—	—
	11/12/08	(8)	—	—	—	—	33,334	789,349	—	—
	02/11/09	(5)	—	—	—	—	2,500	59,200	—	—
	02/11/09	(6)	—	—	—	—	—	—	3,750	88,800
Howard J. Wenger	02/25/04	(13)	8,125	0	1.77	02/25/2014	—	—	—	—
	12/07/04	(13)	26,637	0	1.77	12/07/2014	—	—	—	—
	12/07/04	(14)	1	0	1.77	12/07/2014	—	—	—	—
	02/08/07	(9)	—	—	—	—	37,289	883,004	—	—
	01/31/08	(3)	—	—	—	—	2,667	63,155	—	—
	05/08/08	(4)	—	—	—	—	7,138	169,028	—	—
	02/11/09	(5)	—	—	—	—	15,000	355,200	—	—
	02/11/09	(6)	—	—	—	—	—	—	22,500	532,800
Marty T. Neese	07/02/08	(10)	25,000	75,000	62.82	07/02/2018	—	—	—	—
	07/02/08	(11)	—	—	—	—	33,334	789,349	—	—
	02/11/09	(5)	—	—	—	—	7,500	177,600	—	—
	02/11/09	(6)	—	—	—	—	—	—	11,250	266,400
Douglas J. Richards	09/21/07	(12)	—	—	—	—	12,500	296,000	—	—
	01/31/08	(3)	—	—	—	—	1,667	39475	—	—
	05/08/08	(4)	—	—	—	—	4,462	105,660	—	—
	02/11/09	(5)	—	—	—	—	10,000	236,800	—	—
	02/11/09	(6)	—	—	—	—	—	—	15,000	355,200

(1)	The closing price of our class A common stock on December 31, 2009 (last business day of fiscal 2009) was $23.68.
(2)	Each of these options has a ten-year term, vests over a five-year period of employment from the date of grant, with a one-year initial cliff vesting period and monthly vesting thereafter, and has an exercise price equal to the market value on grant date.
(3)	Each of these awards of restricted stock units shall vest in three equal installments on each of January 31, 2009, January 31, 2010 and January 31, 2011.
(4)	On January 31, 2008, each named executive officer was awarded a number of performance-based restricted stock units (PSUs) within a preset range, with the actual number contingent upon (i) the approval by our stockholders of the Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan, as proposed at the annual meeting of stockholders on May 8, 2008, and (ii) the achievement of certain performance criteria. Our Compensation Committee confirmed achievement of the performance criteria on January 29, 2009 and, based on that assessment, determined the number of eligible PSUs, which then vest in three equal installments on each of January 31, 2009, January 31, 2010 and January 31, 2011.

(5)	Each of these awards of restricted stock units shall vest in three equal installments on each of February 11, 2010, February 11, 2011 and February 11, 2012.
(6)	On February 11, 2009, each named executive officer was awarded a number of performance-based restricted stock units (PSUs) within a preset range, with the actual number contingent the achievement of certain performance criteria. The PSUs were to vest in three equal installments on each of March 5, 2010, March 5, 2011 and March 5, 2012 if earned. Achievement of the performance criteria, however, was not met.
(7)	This option has a ten-year term and vests in equal annual installments over a four-year period on each of November 12, 2009, November 12, 2010, November 12, 2011 and November 12, 2012.
(8)	This award of restricted stock units vests in equal annual installments over a three-year period on each of November 12, 2009, November 12, 2010 and November 12, 2011.
(9)	Each of these awards of restricted stock vests in four equal installments on each of January 10, 2009, January 10, 2010, January 10, 2011, and January 10, 2012.
(10)	This option has a ten-year term and vests in equal annual installments over a four-year period on each of July 2, 2009, July 2, 2010, July 2, 2011 and July 2, 2012.
(11)	This award of restricted stock units vests in equal annual installments over a three-year period on each of July 2, 2009, July 2, 2010 and July 2, 2011.
(12)	This award of restricted stock units vests in equal annual installments over a four-year period on each of September 11, 2008, September 11, 2009, September 11, 2010 and September 11, 2011.
(13)	These options have a ten-year term, were fully vested, and have an exercise price equal to the market value on grant date. However, the shares underlying these remaining options were subject to equity restriction agreements executed in connection with our acquisition of PowerLight Corporation in 2007. The equity restriction agreements’ restrictions have since lapsed.
(14)	This option has a ten-year term and was fully vested, and has an exercise price equal to the market value on grant date.

The following table sets forth the number of shares acquired pursuant to the exercise of options or the vesting of stock awards by our named executive officers during 2009 and the aggregate dollar amount realized by our named executive officers upon such events.

2009 Option Exercises and Stock Vested Table

Named Executive Officer	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas H. Werner	75,000	1,924,505	20,428	651,245
Dennis V. Arriola	—	—	—	—
Howard J. Wenger	—	—	23,547	806,800
Marty T. Neese	—	—	16,666	437,149
Douglas J. Richards	—	—	9,314	279,868

(1)	The aggregate dollar value realized upon the exercise of an option represents the difference between the market price of the underlying shares on the date of exercise and the exercise price of the option, multiplied by the number of shares purchased.
(2)	The aggregate dollar value realized upon the vesting of a stock award represents the fair market value of the underlying shares on the vesting date multiplied by the number of shares vested.

Potential Payments Upon Termination or Change of Control

Tabular Disclosure of Termination Payments. The following tables summarize the estimated payments that would have been made on January 3, 2010 to our named executive officers upon certain termination events including:

•	termination with cause or voluntary resignation;

•	involuntary termination without cause or voluntary resignation for good reason in connection with a change of control;

•	involuntary termination without cause or voluntarily resignation for good reason not in connection with a change of control;

•	retirement; or

•	discontinued service due to death or disability,

as described in their respective employment agreements, and under the Management Career Transition Plan, assuming each such event had occurred on January 3, 2010. The dollar value identified with respect to each type of equity award is based on each officer’s holdings as of January 3, 2010 and the $23.68 per share closing price for our class A common stock on December 31, 2009, the last trading day of our fiscal year ended January 3, 2010. For more information on each officer’s outstanding equity awards as of January 3, 2010, please see the Outstanding Equity Awards At 2009 Fiscal-Year End Table above. Such figures do not include unpaid regular salary and accrued vacation, nor do such figures reflect the impact of certain provisions of the employment agreements that provide that, in the event any payments under the employment agreements would constitute parachute payments under Section 280G of the Internal Revenue Code or be subject to the excise tax of Section 4999 of the Internal Revenue Code, then such payments should be either delivered in full or reduced to result in no portion being subject to such tax provisions and still yield the greatest payment to the individual on an after tax basis.

Termination Payments Table

Name	Termination Scenario	Continued Salary($)	Bonus and Accelerated Non-Equity Incentive Plan($)	Accelerated Options($)	Accelerated Restricted Stock($)	Accelerated Restricted Stock Units($)	Continued Medical Benefits($)	Outplace- ment Services	Unpaid Salary and PTO	Total($)
T. Werner	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	1,080,000	2,490,600	254,668	—	2,151,470	58,424	15,000	84,115	6,134,278
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	720,000	1,050,600	254,668	—	1,446,848	38,950	—	84,115	3,595,182
	Retirement	—	—	—	—	—	—	—	—	—
	Death or disability	—	—	—	—	—	—	—	—	—
D. Arriola	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	850,000	733,586	—	—	848,549	28,363	15,000	8,582	2,484,080
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	425,000	436,086	—	—	—	14,181	—	8,582	883,849
	Retirement	—	—	—	—	—	—	—	—	—
	Death or disability	—	—	—	—	—	—	—	—	—

Name	Termination Scenario	Continued Salary($)	Bonus and Accelerated Non-Equity Incentive Plan($)	Accelerated Options($)	Accelerated Restricted Stock($)	Accelerated Restricted Stock Units($)	Continued Medical Benefits($)	Outplace- ment Services	Unpaid Salary and PTO	Total($)
H. Wenger	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	620,000	608,468	—	883,004	587,382	42	15,000	33,087	2,746,983
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	310,000	360,468	—	—	—	21	—	33,087	703,576
	Retirement	—	—	—	—	—	—	—	—	—
	Death or disability	—	—	—	—	—	—	—	—	—
M. Neese	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	800,000	794,000	—	—	966,949	27,901	15,000	12,500	2,616,350
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	400,000	474,000	—	—	—	13,951	—	12,500	900,451
	Retirement	—	—	—	—	—	—	—	—	—
	Death or disability	—	—	—	—	—	—	—	—	—

Name	Termination Scenario	Continued Salary($)	Bonus and Accelerated Non-Equity Incentive Plan($)	Accelerated Options($)	Accelerated Restricted Stock($)	Accelerated Restricted Stock Units($)	Continued Medical Benefits($)	Outplace- ment Services	Unpaid Salary and PTO	Total($)
D. Richards	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	540,000	397,569	—	—	677,935	32,571	15,000	18,303	1,681,377
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	270,000	235,569	—	—	—	16,285	—	18,303	540,157
	Retirement	—	—	—	—	—	—	—		—
	Death or disability	—	—	—	—	—	—	—		—

COMPENSATION COMMITTEE REPORT

The following report has been submitted by the Compensation Committee of the Board of Directors:

The Compensation Committee of the Board of Directors has reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our definitive proxy statement on Schedule 14A for our 2010 Annual Meeting, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended January 3, 2010, each as filed with the SEC.

The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A promulgated by the Commission or Section 18 of the Securities Exchange Act of 1934.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Betsy S. Atkins, Chair
Uwe-Ernst Bufe
Thomas R. McDaniel
Pat Wood III

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010

The Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2011, subject to ratification by our stockholders.

PricewaterhouseCoopers LLP has served as our auditor since 2003. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our By-Laws or other applicable legal requirements. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate governance.

If the stockholders fail to ratify the selection of our independent registered accounting firm, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

All fees billed to us by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee. Fees billed to us by PricewaterhouseCoopers LLP during fiscal years 2008 and 2009 were as follows:

Services	2008	2009
Audit Fees	$2,901,000	$2,202,807
Audit-Related Fees	121,000	195,869
Tax Fees	713,000	670,570
All Other Fees	—	—
Total	$3,735,000	$3,069,246

•

Audit Fees: Audit fees for 2008 and 2009 were for professional services rendered in connection with audits of our consolidated financial statements, audits relating to an accounting investigation, statutory audits of our subsidiary companies, quarterly reviews and assistance with documents that we filed with the SEC (including our Forms S-3, S-8, 10-Q, 10-K and 8-K). This category includes $50,000 of fees related to our Audit Committee’s independent investigation into certain accounting and financial reporting matters at our Philippines operations.

•	Audit-Related Fees: Audit-related fees for 2008 and 2009 were for professional services rendered in connection with consultations with management on various accounting matters.

•	Tax Fees: Tax fees for 2008 and 2009 were for tax return preparation assistance and expatriate tax services, general tax planning and international tax consulting.

•	All Other Fees: SunPower was not billed any other fees by PricewaterhouseCoopers LLP in 2008 or 2009.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of our class A and class B common stock as of March 9, 2010, the Record Date, except as described below, by:

•	each of our directors and director nominees;

•

our Chief Executive Officer, our Chief Financial Officer and each of the three most highly compensated individuals who served as our other executive officers at fiscal year-end, whom we collectively identify as our “named executive officers”;

•	our directors, director nominees and executive officers as a group; and

•

each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known by us to beneficially own more than 5% of any class of our common stock.

Applicable beneficial ownership percentages listed below are based on 55,366,110 shares of class A common stock and 42,033,287 shares of class B common stock outstanding as of the Record Date. The business address for each of our directors and executive officers is our corporate headquarters at 3939 North First Street, San Jose, California 95134.

	Shares Beneficially Owned(1)
	Class A Common Stock		Class B Common Stock		% Total Voting
Directors, Director Nominees and Named Executive Officers	Shares	%	Shares	%	Power(2)
W. Steve Albrecht(3)	12,189	*	904	*	*
Dennis V. Arriola(4)	9,361	*	5,000	*	*
Betsy S. Atkins(5)	3,197	*	—	—	*
Uwe-Ernst Bufe	5,011	*	—	—	*
Thomas R. McDaniel(6)	12,060	*	—	—	*
Marty T. Neese(7)	12,135	*	222	*	*
Douglas J. Richards	3,822	*	—	—	*
T.J. Rodgers	35,611	*	136,978	*	*
Howard J. Wenger(8)	63,327	*	—	—	*
Thomas H. Werner(9)	97,285	1.1	—	—	*
Pat Wood III(10)	13,189	*	—	—	*
All Current Directors, Director Nominees and Executive Officers as a Group (14 persons)(11)	328,306	2.1	143,104	*	*
Other Persons
Aletheia Research and Management, Inc. (12) 100 Wilshire Blvd., Suite 1960 Los Angeles, CA 90401	3,572,605	6.5	—	—	*
BlackRock, Inc.(13) 40 East 52nd Street New York, NY 10022	4,319,725	7.8	—	—	1.1
FMR, LLC and Edward C. Johnson, III(14) 82 Devonshire Street Boston, MA 02109	6,177,806	11.2	5,073,283	12.1	11.9
Janus Capital Management LLC(15) 151 Detroit Street Denver, Colorado 80206	3,281,050	5.9	—	—	*
Platinum Investment Management Limited(16) Level 8, 7 Macquarie Place Sydney NSW 2000, Australia	2,853,100	5.2	—	—	*
Sound Energy Partners, Inc.(17) 354 Pequot Avenue Southport, Connecticut 06890	3,062,711	5.5	—	—	*
T. Rowe Price Associates, Inc.(18) 100 E. Pratt Street Baltimore, MD 21202	—	—	3,706,332	8.8	7.6
Wellington Management Company LLP(19) 75 State Street Boston, Massachusetts 02109	—	—	4,343,425	10.3	8.9

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares underlying restricted stock units and options held by that person that will vest and be exercisable within 60 days of March 9, 2010, are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Percentage total voting power represents voting power with respect to all shares of our class A common stock and class B common stock, voting as a single class. Each holder of class B common stock is entitled to eight votes per share of class B common stock and each holder of class A common stock is entitled to one vote per share of class A common stock on all matters to be submitted to stockholders for vote. The class A and class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as otherwise may be required by law.
(3)	Includes 12,189 shares of class A common stock, 904 shares of class B common stock, and 26,202 shares of class A common stock issuable upon exercise of options exercisable within 60 days of March 9, 2010.
(4)	Includes 9,361 shares of class A common stock, 5,000 shares of class B common stock held indirectly by the Dennis V. Arriola and Janet A. Winnick Family Trust of which Mr. Arriola and his wife are co-trustees, and 12,500 shares of class A common stock issuable upon exercise of options exercisable within 60 days of March 9, 2010.
(5)	Includes 3,197 shares of class A common stock and 12,500 shares of class A common stock issuable upon exercise of options exercisable within 60 days of March 9, 2010.
(6)	Includes 10,160 shares of class A common stock held indirectly in the McDaniel Trust dated 7/26/2000 of which Mr. McDaniel and his spouse are co-trustees.
(7)	Includes 12,135 shares of class A common stock, 222 shares of class B common stock, and 25,000 shares of class A common stock issuable upon exercise of options exercisable within 60 days of March 9, 2010.
(8)	Includes 63,327 shares of class A common stock, 18,644 unvested restricted shares of class A common stock, and 34,763 shares of class A common stock issuable upon exercise of options exercisable within 60 days of March 9, 2010.
(9)	Includes 97,285 shares of class A common stock and 531,800 shares of class A common stock issuable upon exercise of options exercisable within 60 days of March 9, 2010.
(10)	Includes 13,189 shares of class A common stock and 41,202 shares of class A common stock issuable upon exercise of options exercisable within 60 days of March 9, 2010.
(11)	Includes the shares described in footnotes 1-10 plus 63,119 shares of class A common stock held by two additional executive officers, 11,858 unvested restricted shares of class A common stock held by two additional executive officers, and 98,236 shares of class A common stock issuable upon exercise of options exercisable within 60 days of March 9, 2010 held by two additional executive officers.
(12)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G/A, filed with the SEC on February 16, 2010 by Aletheia Research and Management, Inc., which indicated that it has beneficial ownership of 3,572,605 shares of class A common stock, with sole voting and dispositive power with respect to said shares.
(13)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G, filed with the SEC on January 29, 2010 by BlackRock, Inc., which indicated that the parties have beneficial ownership of 4,319,725 shares of class A common stock, with sole voting and dispositive power with respect to said shares.
(14)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G/A, filed with the SEC on February 16, 2010 by FMR, LLC and Edward C. Johnson 3d, which indicated that the parties have beneficial ownership of 6,177,806 shares of class A common stock, with no sole voting power with respect to the shares and sole dispositive power with respect to 6,177,806 shares and in a statement on Schedule 13G/A, filed with the SEC on March 10, 2010 by FMR, LLC and Edward C. Johnson 3d, which indicated that the parties have beneficial ownership of 5,073,283 shares of class B common stock, with no sole voting power with respect to 258 shares and sole dispositive power with respect to 5,073,283 shares.
(15)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G/A, filed with the SEC on February 16, 2010 by Janus Capital Management, LLC, which indicated that it has beneficial ownership of 3,281,050 shares of class A common stock, with sole voting and dispositive power with respect to 3,280,950 shares and shared voting and dispositive power with respect to 100 shares.
(16)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G, filed with the SEC on March 15, 2010 by Platinum Investment Management Limited, which indicated that it has beneficial ownership of 2,853,100 shares of class A common stock, with sole voting and dispositive power with respect to said shares.
(17)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G, filed with the SEC on February 12, 2010 by Sound Energy Partners, Inc., which indicated that it has beneficial ownership of 3,062,711 shares of class A common stock, with shared voting and dispositive power with respect to said shares.
(18)

The ownership information set forth in the table is based on information contained in a statement on Schedule 13G/A, filed with the SEC on March 10, 2010 by T. Rowe Price Associates, Inc., which indicated that it has beneficial ownership of 3,706,332 shares of class B common stock, with sole voting power with respect to 880,319 shares and sole dispositive power with respect to 3,706,332 shares.
(19)	The ownership information set forth in the table is based on information contained a statement on Schedule 13G/A, filed with the SEC on February 10, 2010 by Wellington Management Company, LLP, which indicated that it has beneficial ownership of 4,343,425 shares of class B common stock, with shared voting power with respect to 2,592,857 shares and shared dispositive power with respect to 4,343,425 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file an initial report of ownership on Form 3 and reports of changes in ownership on Forms 4 or 5 with the SEC and the Nasdaq Global Market. Such executive officers, directors and greater than 10% stockholders are also required by SEC regulations to furnish us with copies of all Section 16 forms that they file. We periodically remind our directors and executive officers of their reporting obligations and assist in making the required disclosures once we have been notified that a reportable event has occurred. We are required to report in this proxy statement any failure by any of the above-mentioned persons to make timely Section 16 reports.

Based solely on our review of the copies of such forms received by us, and written representations from our directors and executive officers, we are unaware of any instances of noncompliance, or late compliance, with Section 16(a) filing requirements by our directors, executive officers or greater than 10% stockholders during fiscal 2009; except two reports, covering a total of four transactions, were filed late for Mr. McDaniel.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of January 3, 2010 with respect to our equity compensation plans under which our equity securities are authorized for issuance (in thousands, except dollar figures).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	1,594	$10.25	2,351
Equity compensation shares not approved by security holders(1)	15	$2.00	—
Total(2)	1,609	$10.17	2,351

(1)	Represents one option to purchase shares of class A common stock issued to one employee on June 17, 2004 with an exercise price of $2.00, vesting over five years.
(2)	This table excludes options to purchase an aggregate of approximately 290,000 shares of class A common stock, at a weighted average exercise price of $13.07 per share, that we assumed in connection with the acquisition of PowerLight Corporation in January 2007. Our Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan includes an automatic share reserve increase feature effective for 2009 through 2015. This share reserve increase feature will cause an annual and automatic increase in the number of shares of our class A common stock reserved for issuance under the Stock Incentive Plan in an amount each year equal to the least of: 3% of the outstanding shares of all classes of our common stock measured on the last day of the immediately preceding fiscal year; 6,000,000 shares; and such other number of shares as determined by our Board.

Company Stock Price Performance

The following graph compares the performance of an investment in our class A common stock from the pricing of our IPO on November 17, 2005 through January 3, 2010, with the NASDAQ Market Index and with four comparable issuers: First Solar, Inc., Suntech Power Holdings Co., Ltd., Trina Solar Ltd. and Yingli Green Energy Holding Co. Ltd. The graph assumes $100 was invested on November 17, 2005 in our class A common stock at the closing price of $25.45 per share and at the closing price for the NASDAQ Market Index. The graph also assumes $100 was invested at the closing prices of the common stock for First Solar, Inc. on November 17, 2006, Suntech Power Holdings Co., Ltd. on December 14, 2005, Trina Solar Ltd. on December 19, 2006 and Yingli Green Energy Holding Co. Ltd. on June 8, 2007. In addition, the graph also assumes that any dividends were reinvested on the date of payment without payment of any commissions. The performance shown in the graph represents past performance and should not be considered an indication of future performance. The following graph is not, and shall not be deemed to be, filed as part of our annual report on Form 10-K. Such graph should not be deemed filed or incorporated by reference into any filing of our Company under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent specifically incorporated by reference therein by our Company.

ASSUMES $100 INVESTED ON NOVEMBER 17, 2005

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDED JANUARY 3, 2010

	January 1, 2006	December 31, 2006	December 30, 2007	December 28, 2008	January 3, 2010
SunPower Corporation	$157.13	$146.05	$514.93	$139.02	$93.05
NASDAQ Market Index	99.32	108.77	120.45	68.92	102.19
First Solar, Inc. (1)		120.61	1,075.34	545.72	547.29
Suntech Power Holdings Co., Ltd. (2)	128.90	160.88	386.90	48.68	78.67
Trina Solar Ltd. (3)		93.20	272.29	34.32	266.12
Yingli Green Energy Holding Co. Ltd. (4)			365.62	50.67	150.57

(1)	The common stock of First Solar, Inc. started trading publicly on November 17, 2006.
(2)	The common stock of Suntech Power Holdings Co., Ltd. started trading publicly on December 14, 2005.
(3)	The common stock of Trina Solar Ltd. started trading publicly on December 19, 2006.
(4)	The common stock of Yingli Green Energy Holding Co. Ltd. started trading publicly on June 8, 2007.

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0000053893_1 R2.09.05.010

For Withhold For All

All All Except

The Board of Directors recommends that you

vote FOR the following:

1. Election of Directors

Nominees

01 W. STEVE ALBRECHT 02 BETSY S. ATKINS

SUNPOWER CORPORATION

3939 NORTH FIRST STEET

SAN JOSE, CA 95134

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have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,

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The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain

2 PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE

COMPANY FOR FISCAL YEAR 2010.

NOTE: In their discretion, Thomas H. Werner, Dennis V. Arriola, Bruce R. Ledesma, or any of them, each with the power of substitution, are authorized to vote upon such other matter or matters which may properly come before the meeting or any adjournment or postponement thereof.

This Proxy should be marked, dated and signed by stockholder(s) exactly as his or her name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

For address change/comments, mark here.

(see reverse for instructions)

0000053893_2 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at

www.proxyvote.com .

SUNPOWER CORPORATION

PROXY FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS

The undersigned stockholder of SUNPOWER CORPORATION, a Delaware corporation, hereby acknowledges the Notice of the 2010 Annual Meeting of Stockholders and Proxy Statement, each dated

March 25, 2010 and hereby appoints Thomas H. Werner, Dennis V. Arriola and Bruce R. Ledesma, and each of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent, vote and act on behalf of the undersigned at the 2010 Annual Meeting of Stockholders of SunPower Corporation to be held on May 4, 2010, at 12:00 p.m. local time, at Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California 95134 and at any adjournment or postponement thereof, and to vote all shares of Class A and Class B Common Stock that the undersigned would be entitled to vote, if then and there personally present, on all matters coming before the meeting.

A majority of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment or postponement thereof (or if only one shall represent and act, then that one) shall have and may exercise all the powers of said attorneys-in-fact hereunder.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR (1) THE

ELECTION OF W. STEVE ALBRECHT AND BETSY S. ATKINS AS CLASS II DIRECTORS, (2) THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS

LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010, AND (3) AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS

AS MAY PROPERLY COME BEFORE THE MEETING.

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Address change/comments:

Continued and to be signed on reverse side